Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among
PAYMENT PROCESSING, INC.,
PUMA ACQUISITION CORP.,
GLOBAL PAYMENTS INC.,

PPI REPRESENTATIVE, LLC, solely in
its capacity as the Representative,

TRANQUILO MANAGEMENT, LLC, solely in its capacity as Trustee of Buenas Olas
Trust and CHARLES R. SMITH and MARYANNE ELIZABETH SMITH, or their successors, as Trustees of the 2003 Charles and Maryanne Smith Family Trust dated
September 25, 2003, solely for purposes of Section 4.06(a), Section 8.02(d) and Section
10.01,

JOSEPH MONTEIL, PHILIP WIMBERLY, CHARLES RIEGEL and JOHN MYERS,
solely for purposes of Section 4.06(b), Section 8.02(d), Section 10.01, and Section 10.03, and

CHARLES R. SMITH, individually, solely for purposes of Section 10.03

January 23, 2014

TABLE OF CONTENTS

		Page
ARTICLE I THE MERGER......................................................................................................		1
1.01	The Merger.............................................................................................................	1
1.02	Merger Consideration and Related Payments; Effect on Company Securities; Effect on Capital Stock of Merger Sub................................................	2
1.03	Lost Certificates.....................................................................................................	6
1.04	Withholding Rights................................................................................................	6
1.05	Escrow Deposits....................................................................................................	6
1.06	Holdback...............................................................................................................	7
1.07	Articles of Incorporation.......................................................................................	8
1.08	Bylaws...................................................................................................................	8
1.09	Directors and Officers...........................................................................................	8
1.10	Estimated Closing Statement; Allocation Schedule; Accounting Policies............	8
1.11	Post-Closing Working Capital Adjustment............................................................	10

ARTICLE II THE CLOSING...................................................................................................		12
2.01	The Closing............................................................................................................	12
2.02	The Closing Transactions......................................................................................	13
2.03	Payments to be Made Following the Closing........................................................	14

ARTICLE III CONDITIONS TO CLOSING..........................................................................		14
3.01	Conditions to the Purchaser’s and the Merger Sub’s Obligations.........................	14
3.02	Conditions to the Company’s Obligations............................................................	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY............		17
4.01	Organization and Corporate Power; No Conflict; No Violation............................	17
4.02	Qualification..........................................................................................................	18
4.03	Subsidiaries............................................................................................................	18
4.04	Authorization; No Breach; Valid and Binding Agreement....................................	18
4.05	Capital Stock.........................................................................................................	18
4.06	Title to Shares........................................................................................................	19
4.07	Financial Statements ............................................................................................	19
4.08	Undisclosed Liabilities...........................................................................................	19
4.09	Absence of Certain Developments.........................................................................	19
4.10	Title to Properties...................................................................................................	21
4.11	Tax Matters.............................................................................................................	21
4.12	Contracts and Commitments..................................................................................	23
4.13	Intellectual Property...............................................................................................	24
4.14	Litigation................................................................................................................	26
4.15	Governmental Consents, etc...................................................................................	26
4.16	Employee Benefit Plans.........................................................................................	26
4.17	Insurance/Bank Accounts.......................................................................................	29
4.18	Compliance with Laws; Credit Card Associations.................................................	29
4.19	Environmental Compliance and Conditions..........................................................	29

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4.20	Affiliated Transactions...........................................................................................	30
4.21	Employees.............................................................................................................	30
4.22	Brokerage ..............................................................................................................	32
4.23	No Additional Representations...............................................................................	32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..........		32
5.01	Organization and Corporate Power.......................................................................	33
5.02	Authorization..........................................................................................................	33
5.03	No Violation...........................................................................................................	33
5.04	Governmental Entities; Consents...........................................................................	33
5.05	Litigation...............................................................................................................	33
5.06	Brokerage...............................................................................................................	33
5.07	Purpose...................................................................................................................	34
5.08	Merger Sub Organizational Documents.................................................................	34
5.09	Available Funds......................................................................................................	34
5.10	Purchaser’s and Merger Sub’s Business Investigation...........................................	34
5.11	No Distribution, Investment Intent........................................................................	34

ARTICLE VI COVENANTS OF THE COMPANY.................................................................		35
6.01	Conduct of the Business.........................................................................................	35
6.02	Access to Books and Records................................................................................	36
6.03	Regulatory Filings..................................................................................................	36
6.04	Conditions..............................................................................................................	36
6.05	Exclusive Dealing..................................................................................................	36
6.06	Notification............................................................................................................	37
6.07	Consents.................................................................................................................	37
6.08	FIRPTA Certificate.................................................................................................	37

ARTICLE VII COVENANTS OF THE PURCHASER...........................................................		37
7.01	Access to Books and Records................................................................................	37
7.02	Notification.............................................................................................................	37
7.03	Director and Officer Liability and Indemnification...............................................	38
7.04	Employment and Benefit Arrangements................................................................	39
7.05	Regulatory Filings..................................................................................................	40
7.06	Conditions..............................................................................................................	41
7.07	Consents.................................................................................................................	41
7.08	Release...................................................................................................................	42

ARTICLE VIII INDEMNIFICATION......................................................................................		42
8.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions....................................................................................................	42
8.02	Indemnification from the Escrow Account for the Benefit of the Purchaser................................................................................................................	43
8.03	Indemnification by the Purchaser for the Benefit of the Stockholders and Optionholders.........................................................................................................	44
8.04	Mitigation...............................................................................................................	45
8.05	Defense of Third Party Claims .............................................................................	45

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8.06	Determination of Loss Amount .............................................................................	46
8.07	Updating Company Disclosure Schedule..............................................................	46

ARTICLE IX TERMINATION..................................................................................................		46
9.01	Termination............................................................................................................	46
9.02	Effect of Termination............................................................................................	47

ARTICLE X ADDITIONAL COVENANTS.............................................................................		48
10.01	Representative........................................................................................................	48
10.02	Disclosure Generally..............................................................................................	50
10.03	Non-solicitation, Non-recruitment and Non-competition.....................................	50
10.04	Tax Matters............................................................................................................	51

ARTICLE XI DEFINITIONS.....................................................................................................		53
11.01	Definitions..............................................................................................................	53
11.02	Other Definitional Provisions.................................................................................	62

ARTICLE XII MISCELLANEOUS..........................................................................................		62
12.01	Press Releases and Communications.....................................................................	62
12.02	Expenses................................................................................................................	63
12.03	Notices...................................................................................................................	63
12.04	Assignment...........................................................................................................	64
12.05	Severability.............................................................................................................	65
12.06	References..............................................................................................................	65
12.07	Construction...........................................................................................................	65
12.08	Amendment and Waiver.........................................................................................	65
12.09	Complete Agreement..............................................................................................	66
12.10	Waiver of Trial by Jury...........................................................................................	66
12.11	Prevailing Party......................................................................................................	66
12.12	Purchaser Deliveries...............................................................................................	66
12.13	Delivery by Facsimile or Electronic Mail..............................................................	66
12.14	Counterparts...........................................................................................................	67
12.15	Governing Law.......................................................................................................	67
12.16	Jurisdiction.............................................................................................................	67
12.17	No Recourse..........................................................................................................	67
12.18	Specific Performance............................................................................................	67
12.19	Exhibits and Schedules..........................................................................................	68
12.20	Waiver of Conflicts; Privilege................................................................................	68
12.21	Acknowledgment of Purchaser and Merger Sub...................................................	69
12.22	No Third Party Beneficiaries.................................................................................	70

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of January 23, 2014 (“Agreement Date”), is made by and among Payment Processing, Inc., a California corporation (the “Company”), Global Payments Inc., a Georgia corporation (the “Purchaser”), Puma Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Purchaser (the “Merger Sub”), PPI Representative, LLC, solely in its capacity as the representative for the Common Security Holders (the “Representative”), Tranquilo Management, LLC, solely in its capacity as Trustee of Buenas Olas Trust, and Charles R. Smith and Maryanne Elizabeth Smith, or their successors, as Trustees of the 2003 Charles and Maryanne Smith Family Trust dated September 25, 2003 (collectively, the “Management Shareholders”), Joseph Monteil, Philip Wimberly, Charles Riegel and John Myers (collectively, the “Management Optionholders”), and Charles R. Smith, individually. The Management Shareholders are a party to this Agreement solely for purposes of Section 4.06(a), Section 8.02(d) and Section 10.01, and the Management Optionholders are a party to this Agreement solely for purposes of Section 4.06(b), Section 8.02(d), Section 10.01, and Section 10.03, and Charles R. Smith, individually, is a party to this Agreement solely for purposes of Section 10.03. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Purchaser desires to acquire 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger on the terms and subject to the conditions set forth herein;

WHEREAS, this Agreement and the related transactions contemplated hereby, including the Merger, have been approved by the holders of a majority of the capital stock of the Company, voting together as a single class; and

WHEREAS, the respective boards of directors of the Purchaser, the Merger Sub, and the Company have approved this Agreement, the Merger (as defined below), and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the California Code and the DGCL, whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) At the Closing, the Company and the Merger Sub shall cause (i) a Merger

Agreement substantially in the form of Exhibit A attached hereto and separate certificates from the authorized officers of the Company and Merger Sub substantially in the forms of Exhibits B-1 and B-2, respectively, attached hereto (collectively, the “Agreement of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of California and (ii) a Certificate of Merger, in substantially the form of Exhibit B-3 attached hereto (the “DE Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, and make all other filings or recordings required by the California Code and the DGCL in connection with the Merger. The Merger shall become effective at such time as each of the Agreement of Merger and the DE Certificate of Merger is duly filed with the Secretary of State of the States of California and Delaware, as applicable, or at such other time as the Purchaser and the Company shall agree and specify in the Agreement of Merger and the DE Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises, and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the California Code and the DGCL.

1.02 Merger Consideration and Related Payments; Effect on Company Securities; Effect on Capital Stock of Merger Sub.

(a) Amount of Initial Merger Consideration Calculation Amount. The “Initial Merger Consideration Calculation Amount” means an amount equal to the following:

(i) $420,000,000; minus

(ii) the Estimated Transaction Costs; minus

(iii) the Estimated Indebtedness; minus

(iv) the Holdback Amount; minus

(v) the Indemnity Escrow Amount; minus

(vi) the Purchase Price Adjustment Escrow Amount; plus

(vii) the Estimated Cash amount; plus

(viii) the Estimated Residual Amount; plus

(ix) the Option Exercise Amount; plus

(x) the Option Loan Amount; plus

(xi) the Management Loan Amount; plus

(xii) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital; minus

(xiii) the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital.

As more specifically provided in Section 2.02, the cash portion of the Initial Merger Consideration Calculation Amount to be paid by or at the direction of Purchaser or Merger Sub to the Common Security Holders on the Closing Date shall equal the Initial Merger Consideration Calculation Amount minus the Option Exercise Amount minus the Option Loan Amount minus the Management Loan Amount. On the Closing Date, the Option Loan Amount shall be deemed to be repaid by the Stockholders (and the security interests related thereto shall be deemed to be released, discharged and terminated) and the proceeds thereof paid to the Common Security Holders in accordance with the terms of this Agreement. Interest shall cease to accrue and be payable to the Company on any promissory notes related to the Loan Amounts as of the date immediately prior to the Closing Date. On the Closing Date, the Management Loan Amount shall be deemed to be repaid by Charles R. Smith and Maryanne Elizabeth Smith, or their successors, as Trustees of the 2003 Charles and Maryanne Smith Family Trust dated September 25, 2003 (and the security interests related thereto shall be deemed to be released, discharged and terminated) and the proceeds thereof paid to the Common Security Holders in accordance with the terms of this Agreement. Interest shall cease to accrue and be payable to the Company on the Smith Promissory Note as of the date immediately prior to the Closing Date.

(b) Effect on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i) Common Stock. Subject to the adjustments set forth in Section
1.11, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash, payable to the holder thereof in accordance with this Section 1.02(b)(i), the consideration set forth in Section 2.02(b) and any Subsequent Merger Consideration Payments in accordance with Section 2.03, as and when it becomes payable pursuant to this Agreement; provided, however, that Purchaser, Merger Sub or the Surviving Corporation, or any of their designees, as applicable, shall not have any obligation to deliver to such holder of any such Common Stock any cash or other consideration for such holder’s outstanding shares of such Common Stock until such holder has delivered to Purchaser (or its designee) a duly executed and completed Letter of Transmittal, substantially in the form of Exhibit C-1 attached hereto (a “Letter of Transmittal”) to accompany the certificates for such shares of Common Stock; provided further, however, that upon receipt by Purchaser (or its designee) of duly executed Letter of Transmittal from any holder of such Common Stock, Purchaser (or its designee) shall make any payments owed to such holder of such Common Stock in accordance with this ARTICLE I and ARTICLE II; and provided further however, that if a holder of such Common Stock has not delivered to Purchaser (or its designee) such Letter of Transmittal at Closing, Purchaser (or its designee) may hold such amount and shall not have any obligation to pay such amount to such holder of such Common Stock until such Letter of Transmittal is delivered. Each certificate that is surrendered pursuant to this Section 1.02(b)(i) shall forthwith be canceled. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive the consideration outlined in Section 2.02(b) and any Subsequent Merger Consideration Payments in accordance with Section 2.03, as and when it becomes payable pursuant to this Agreement.

No interest (other than any interest on the Escrow Fund) will be paid or will accrue on such portion of the initial Merger consideration payable pursuant to Section 2.02(b) or any Subsequent Merger Consideration Payments. The Purchaser shall act as paying agent in effecting the exchange of cash for certificates which, immediately prior to the Effective Time, represent shares of Common Stock (other than any Dissenting Shares) entitled to payment pursuant to Section 1.02.

(ii) Options. All outstanding Options, whether or not then vested or exercisable in accordance with their terms, shall be terminated or canceled as of the Effective Time, at which time each Optionholder shall cease to have any rights with respect thereto, except the right to receive from the Surviving Corporation the consideration set forth in Section 2.02(c) and any Subsequent Merger Consideration Payments in accordance with Section 2.03, as and when it becomes payable pursuant to this Agreement, if any, provided, however, that Purchaser, Merger Sub or the Surviving Corporation, or any of their designees, as applicable, shall not have any obligation to deliver to such holder of such Options any payment or other consideration for such cancelled Options until such holder has delivered to Purchaser (or its designee) a duly executed and completed Option Letter of Transmittal substantially in the form of Exhibit C-2 attached hereto (“Option Letter of Transmittal”) with respect to such Options; provided further, however, that upon receipt by Purchaser (or its designee) of any Option Letter of Transmittal from any holder of such Options, Purchaser (or its designee) shall make any payments due to such holder of Options in accordance with this ARTICLE I; provided further, however that if such a holder of Options has not delivered to Purchaser (or its designee) such Option Letter of Transmittal at Closing, Purchaser may hold such amount and shall have no obligation to pay such amount to the holder of Options until such Option Letter of Transmittal is delivered. No interest (other than any interest on the Escrow Fund) will be paid or will accrue on such portion of the initial Merger consideration payable pursuant to Section 2.02(c) or any Subsequent Merger Consideration Payments payable to any such holder of such Options. From and after the Effective Time, each Option shall no longer represent the right to acquire Common Stock and shall represent for all purposes only the right to receive the consideration outlined in Section 2.02(c) and any Subsequent Merger Consideration Payments in accordance with Section 2.03, as and when it becomes payable pursuant to this Agreement. The Purchaser shall act as paying agent for the Surviving Corporation in effecting the exchange of cash for Option Letters of Transmittal and cancelling the outstanding Options as provided in this Section 1.02. The Purchaser shall further cause the Surviving Corporation to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 1.02.

(iii) Cancellation of Treasury Stock. Each share of Common Stock held immediately prior to the Effective Time by the Company as treasury stock, if any, shall be canceled and no payment shall be made with respect thereto.

(c) Effect on Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of the Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) No Further Rights. Each share of Common Stock and each Option, when canceled pursuant to this Section 1.02, as applicable, shall no longer be outstanding and shall automatically be canceled and retired, to the extent applicable, and each holder of a certificate or certificates representing any such shares of Common Stock or any evidence of any Option shall cease to have any rights with respect thereto, except the right to receive the respective consideration provided for in this Agreement. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of any Common Stock or Options shall be made thereafter. If, after the Effective Time, certificates representing any shares of Common Stock or any evidence of any Options are presented to the Surviving Corporation, they shall be canceled and retired by Purchaser (or its designee) as provided for in this Agreement.

(e) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to exercise, and who properly exercises and perfects, his or her dissenters’ rights and demands payment for the fair value of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with Chapter 13 of the California Code (“Chapter 13”) shall not be converted into the right to receive any portion of the Initial Merger Consideration Calculation Amount (or any portion of the Subsequent Merger Consideration Payments), if any, as provided in this ARTICLE I, but rather the holders of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with Chapter 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment under Chapter 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the portion of the Initial Merger Consideration Calculation Amount (plus a portion of the Subsequent Merger Consideration Payments) as provided in this ARTICLE I. Prior to the Closing, Purchaser and the Company shall comply, and after the Closing, Purchaser shall comply, with the information delivery and other requirements pursuant to Chapter 13 and applicable California law. Prior to the Closing, the Company shall give Purchaser notice of any written demands of intent to assert dissenters’ rights under the California Code of any shares of Common Stock, withdrawals of such demands, and any other instruments served pursuant to the California Code and received by the Company. Each dissenting shareholder who, pursuant to Chapter 13, becomes entitled to payment of the fair value of the Dissenting Shares will receive payment therefor (but only after the value therefore has been agreed upon or finally determined pursuant to such provisions).

(f) Certain Duties and Responsibilities in connection with the Merger. Subject to the provisions of ARTICLE VIII, Purchaser (or its designee) shall be responsible for and bear all costs and expenses associated with representing the Company and the Surviving Corporation following the Closing with respect to complying with all applicable Laws, including escheat and withholding laws. Any initial Merger consideration amount payable pursuant to Section 2.02 remaining unclaimed as of a date which is six (6) months following the Closing Date or any Subsequent Merger Consideration Payments remaining unclaimed as of the date which is six (6) months after the date such payment is determined in accordance with this Agreement (“Unclaimed Amounts”) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation; provided, that the Surviving Corporation shall thereafter remain solely liable for the payment of any Unclaimed Amounts without interest to any holder of Common Stock or Options after surrender of such Common Stock or evidence of such Options and delivery of the Letter of Transmittal or Option Letter of Transmittal (as applicable).

1.03 Lost Certificates. If any certificate representing shares of Common Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed, the Purchaser shall issue, upon receipt of such affidavit and in exchange for such lost, stolen or destroyed certificate, the amounts set forth in this Agreement to be paid in respect of the shares of Common Stock represented by such certificate, as contemplated by Section 1.02.

1.04 Withholding Rights. Each of Purchaser, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from, or in respect of, payments made in connection with any of the transactions contemplated hereby such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law relating to Taxes. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Purchaser, Merger Sub or the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Common Security Holder in respect of which such deduction and withholding was made.

1.05 Escrow Deposits.

(a) At the Closing, Purchaser or Merger Sub shall deposit, or shall cause to be deposited:

(i) with the Escrow Agent, by wire transfer of immediately available funds, into separate accounts, amounts equal to the Indemnity Escrow Amount and the Purchase Price Adjustment Escrow Amount (collectively, the “Escrow Fund”) each to be governed in accordance with the terms of this Agreement and an escrow agreement in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”), among Purchaser, the Escrow Agent and the Representative; and

(ii) with the Representative, by wire transfer of immediately available funds, an aggregate amount equal to $500,000, or such higher amount as the Representative may designate in writing to the Purchaser prior to Closing (the “Holdback Amount”).

(b) The Purchase Price Adjustment Escrow Amount shall be used solely to satisfy any amounts owed to Purchaser from the Common Security Holders pursuant to Section 1.11(i). Any portion of the Purchase Price Adjustment Escrow Amount that is not then subject to any claims under Section 1.11(i) shall be released to the Common Security Holders, in accordance with the Escrow Agreement. Purchaser and the Representative agree to cooperate to provide prompt notice to the Escrow Agent to satisfy the funding timing requirements of this

Section 1.05(b).

(c) The Indemnity Escrow Amount shall be used solely to satisfy (i) any amounts owed to Purchaser from the Common Security Holders pursuant to Section 1.11(i) and (ii) any indemnification amounts owed to the Purchaser Indemnified Parties from the Common Security Holders pursuant to Section 8.02. The Indemnity Escrow Amount shall be paid out or released in accordance with the Escrow Agreement.

(d) Any fees owed to the Escrow Agent pursuant to the Escrow Agreement shall be paid by the Purchaser. Any indemnification obligations owed to the Escrow Agent pursuant to the Escrow Agreement shall be borne in accordance with the Escrow Agreement.

(e) The Escrow Fund shall be held as a trust fund and shall not be subject to any encumbrance, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(f) All parties hereto agree for all Tax purposes that (i) the right of the Common Security Holders to the Escrow Fund shall be treated as deferred contingent purchase price eligible for installment sale treatment under Code Section 453 and any corresponding provision of foreign, state or local Law, as appropriate, (ii) any interest and earnings earned from the investment and reinvestment of the Escrow Fund, or any portion thereof, shall be allocable to the Purchaser pursuant to Treasury Regulations Section 1.468B-8, (iii) if and to the extent any amount of the Escrow Fund is actually distributed to the Common Security Holders, interest may be imputed on such amount, as required by Code Section 483 or 1274 and (iv) to the extent income and earnings on the Escrow Fund exceed imputed interest under the relevant provisions of the Code, such excess shall be treated as additional stated interest for U.S. federal income Tax purposes. The intention of clause (iv) of the preceding sentence is to ensure that the rights of the Common Security Holders to any amounts in the Escrow Fund are not treated as part of a contingent payment sale lacking a stated maximum selling price. No party shall take any action or filing position that is inconsistent with the foregoing.

1.06 Holdback. The Holdback Amount shall be held for the benefit of the Representative, on behalf of the Common Security Holders, to satisfy potential future obligations of the Common Security Holders to the Representative, including expenses of the Representative arising from the defense or enforcement of claims pursuant to Sections 1.11, 8.02 and 10.01. The Holdback Amount shall be retained in whole or in part by the Representative for such time as the Representative shall determine in his sole discretion in accordance with the terms of this Agreement. Notwithstanding the foregoing sentence, any remaining portion of the Holdback Amount available for distribution to the Common Security Holders, if any, shall be paid by the Representative to the Common Security Holders no later than five (5) years after the Effective Time. Any amounts distributed from the Holdback Amount to the Common Security Holders shall be distributed to them by the Representative in accordance with Section 10.01(f). Neither the Purchaser nor the Surviving Corporation shall have any obligation or responsibility with respect to the distribution of funds from the Holdback Amount, or interest in or claim to the Holdback Amount.

1.07 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit E attached hereto until amended in accordance with the California Code. Notwithstanding the foregoing, the Articles of Incorporation of Surviving Corporation shall include the provisions relating to the limitation of liability and exculpation of directors and the indemnification of directors, officers, employees and agents of the Company and other entities as described in Section 7.03 of this Agreement and any amendment of such provisions shall be subject to the terms of Section 7.03 of this Agreement.

1.08 Bylaws. The Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and the provisions of the Articles of Incorporation of the Surviving Corporation and in accordance with the California Code. Notwithstanding the foregoing, the Bylaws of Surviving Corporation shall include the provisions relating to the limitation of liability and exculpation of directors and the indemnification of directors, officers, employees and agents of the Company and other entities as described in Section 7.03 of this Agreement and any amendment of such provisions shall be subject to the terms of Section 7.03 of this Agreement.

1.09 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with the California Code, the directors of the Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

1.10 Estimated Closing Statement; Allocation Schedule; Accounting Policies.

(a) At least five (5) business days prior to the Closing Date, the Company shall deliver to the Purchaser a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of:

(i) the consolidated balance sheet of Company as of the Closing Date
(the “Estimated Closing Balance Sheet”);

(ii) a calculation from the Estimated Closing Balance Sheet of the estimated Working Capital (the “Estimated Working Capital”);

(iii) Indebtedness as of the close of business on the Closing Date, including any prepayment penalties or fees that would be incurred at the Closing (the “Estimated Indebtedness”);

(iv) all Cash on the Estimated Closing Balance Sheet as of the close of business on the Closing Date (the “Estimated Cash”);

(v) all Transaction Costs as of the close of business on the Closing Date (the “Estimated Transaction Costs”); and

(vi) all Residual Amounts as of the close of business on the Closing Date (the “Estimated Residual Amount”).

(b) At least five (5) business days prior to the Closing Date, the Company shall deliver to the Purchaser an allocation schedule in the form attached hereto as Schedule 1.10(b) (with the form attached as of the date hereof provided solely as an example for illustration purposes) (the “Allocation Schedule”) which shall set forth an updated detailed breakdown of all amounts payable at Closing under this ARTICLE I and ARTICLE II (subject to and in accordance with the terms of this Agreement), including:

(i) the Estimated Indebtedness, the Estimated Working Capital, Estimated Cash, the Estimated Transaction Costs and the Estimated Residual Amount;

(ii) the Escrow Amount, the Holdback Amount and the Initial Merger Consideration Calculation Amount;

(iii) each Common Security Holder’s name and address, and for each Common Security Holder desiring to receive payments by wire transfer, wire instructions for receipt of such payments (and any Common Security Holders for whom wire instructions are not provided shall receive payment by check);

(iv) the Option Exercise Amount, the Option Loan Amount and the Management Loan Amount;

(v) the specific amounts payable to, or for the benefit of, as applicable, each Person under Section 2.02 (including the portion of the Initial Merger Consideration Calculation Amount payable to each Common Security Holder); and

(vi) a breakdown of the number of shares of Common Stock and the number of Options, each on a fully-adjusted and fully-diluted basis after accounting for any applicable stock splits, anti-dilution provisions and any other similar provisions or events, along with the name of each holder thereof and each holder’s pro rata percentage for calculating any pro rata amounts payable hereunder with respect to such holders of Common Stock and the number of Options and each Common Security Holder’s Pro Rata Share.

(c) The Estimated Closing Statement, the Proposed Closing Statement and the Final Closing Statement shall be prepared in accordance with GAAP consistent with the same accounting principles, policies, methodologies or procedures used in preparing the Latest Balance Sheet (the “Accounting Policies”) to the extent consistent with GAAP, except that, in calculating the component line items of Working Capital other than income Tax liabilities, no effect shall be given to (i) the transactions contemplated by this Agreement or the financing thereof, and (ii) any purchase accounting or other similar adjustments resulting from the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, current liabilities in Working Capital shall include the employer’s share of Medicare Taxes (but not any Social Security Taxes) attributable to the exercise of Options on or prior to the Closing Date or payments in respect of Options to Optionholders on or around the Closing Date. For purposes of clarity, net income Tax liabilities in Working Capital shall be equal to zero.

1.11 Post-Closing Working Capital Adjustment.

(a) As soon as practicable (and in any event within 90 days following the Closing Date), the Purchaser shall prepare and deliver to the Representative and its counsel a statement (the “Proposed Closing Statement”) setting forth a good faith determination of consolidated balance sheet of Company as of the Closing Date prepared by the Purchaser in accordance with Section 1.10(c) (the “Closing Balance Sheet”), a calculation of the Working Capital, Indebtedness, Cash, Transaction Costs and Residual Amount in the same manner as described in Section 1.10(a) and based on such Closing Balance Sheet, and all work papers and back-up materials relating thereto.

(b) On or prior to the 30th day following the Purchaser’s delivery of the Proposed Closing Statement, the Representative may give the Purchaser a written notice stating in reasonable detail the Representative’s objections (an “Objection Notice”) to the Proposed Closing Statement. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination set forth on the Proposed Closing Statement which is not specifically objected to in the Objection Notice shall be deemed accepted and shall be final and binding upon the Representative, the Common Security Holders, the Surviving Corporation and the Purchaser upon delivery of the Objection Notice and shall not be subject to the Dispute Resolution Procedure set forth below. If the Representative does not give the Purchaser an Objection Notice within such 30-day period, then the Proposed Closing Statement shall be conclusive and binding upon the Representative, the Common Security Holders, the Surviving Corporation and the Purchaser, and the Adjustment Amount set forth in the Proposed Closing Statement will constitute the “Adjustment Amount” for purposes of this Section 1.11. Purchaser shall, and shall cause the Surviving Corporation and its and their respective employees and agents to, assist the Representative and its agents in their review of the Proposed Closing Statement and shall provide the Representative and its agents with access at all reasonable times to the books and records of the Surviving Corporation and its personnel, properties and accountants as may be reasonably necessary for the Representative to review the Proposed Closing Statement and for the other purposes set forth in this Section 1.11. Each party shall bear its own costs in connection with the purposes set forth in this Section 1.11. For the avoidance of doubt, neither the Purchaser nor the Representative shall seek to charge the other for any costs incurred by such party in connection with this Section 1.11.

(c) Following the Purchaser’s receipt of any Objection Notice, the Representative and the Purchaser shall attempt to negotiate in good faith to resolve such dispute. In the event that the Representative and the Purchaser fail to resolve the Representative’s proposed adjustments set forth in the Objection Notice within 30 days after the Purchaser receives the Objection Notice, the Representative and the Purchaser agree that a mutually acceptable accounting firm of nationally recognized standing (the “Independent Accounting Firm”) shall be retained for review and resolution of any and all matters specified in such Objection Notice that remain in dispute (and as to no other matter), and the Independent Accounting Firm shall resolve each such matter that remains in dispute based solely on the presentations and supporting material provided by the Representative or Purchaser and not pursuant to any independent review. The Independent Accounting Firm shall reach a final, binding resolution of all such matters that remain in dispute, which final resolution shall not be subject to collateral attack for any reason (other than fraud or manifest error) and shall be (i) in writing and signed by the Independent Accounting Firm, (ii) equal to or in the range between the amount contested by the Representative and Purchaser for each matter specified in the Objection Notice, (iii) furnished to Purchaser and the Representative as soon as practicable after the items in dispute have been referred to the Independent Accounting Firm, which shall not be more than sixty (60) days after such referral, (iv) made in accordance with this Agreement and the Accounting Policies and (v) conclusive and binding upon the parties on the date of delivery of such written resolution. The Surviving Corporation and the Representative (on behalf of the Common Security Holders) each agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter in customary form. The Surviving Corporation, Purchaser and the Representative agree to cooperate fully with the Independent Accounting Firm and promptly provide all documents and information requested by the Independent Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The procedure outlined in Section 1.11(b) and this Section 1.11(c) is referred to as the “Dispute Resolution Procedure”. Notwithstanding the above, the Independent Accounting Firm shall serve as an arbitrator of the dispute rather than an auditor.

(d) Purchaser and the Representative (subject to Section 10.01) shall each pay their own costs and expenses incurred in connection with such Dispute Resolution Procedure; provided, that the fees and expenses of the Independent Accounting Firm incurred in the resolution of the disputed matter(s) set forth in the Objection Notice shall be borne by (i) the Representative, on behalf of the Common Security Holders (pro rata in accordance with each Common Security Holder’s Pro Rata Share) on the one hand (from the Holdback Amount), and (ii) the Purchaser, on the other hand, in inverse relation to their success with respect to any dispute submitted to the Independent Accounting Firm for resolution.

(e) The Proposed Closing Statement shall become the “Final Closing Statement” on the applicable one of the following dates: (i) the earlier of (x) the thirtieth (30th) day following the delivery of the Proposed Closing Statement if an Objection Notice has not been delivered to Purchaser by the Representative and (y) the date upon which the Representative acknowledges in writing that it has no objections to the Proposed Closing Statement, (ii) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 1.11(c), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and (iii) with such changes as are necessary to reflect the Independent Accounting Firm’s resolution of matters in dispute, on the date the Independent Accounting Firm delivers its final, binding resolution pursuant to Section 1.11(c). The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.

(f) Purchaser agrees, solely with respect to the calculations required pursuant to this Section 1.11, that it will not take any actions with respect to the Accounting Policies and the Company’s books and records as applicable to the Final Closing Statement.

(g) Neutral Adjustment Amount. If the Adjustment Amount equals zero, the Purchaser shall promptly (but in any event within five (5) Business Days) cause the Escrow Agent to deliver to the Common Security Holders, by wire transfer of immediately available United States funds to one or more accounts designated in writing by the Representative, or in such other manner as Representative may direct, all funds remaining in the Purchase Price Adjustment Escrow Account, as set forth more fully in the Escrow Agreement.

(h) Positive Adjustment Amount. Subject to Sections 1.02(b)(i) and 1.02(b)(ii), if the Adjustment Amount is a positive number, Purchaser shall promptly (but in any event within five (5) Business Days of the Final Determination Date) (i) pay to the Common Security Holders, pro rata in accordance with each Common Security Holder’s Pro Rata Share, such Adjustment Amount, by wire transfer of immediately available United States funds to one or more accounts designated in writing by the Representative to the Purchaser and (ii) cause the Escrow Agent to distribute to the Common Security Holders, pro rata in accordance with each Common Security Holder’s Pro Rata Share, all funds remaining in the Purchase Price Adjustment Escrow Account, by wire transfer of immediately available funds to one or more accounts designated in writing by the Representative, or in such other manner as Representative may direct, as set forth more fully in the Escrow Agreement.

(i) Negative Adjustment Amount. Subject to Sections 1.02(b)(i) and 1.02(b)(ii), if the Adjustment Amount is a negative number, the Representative and the Purchaser shall promptly (but in any event within five (5) Business Days of the Final Determination Date) cause the Escrow Agent to (i) pay to the Purchaser solely from and only to the extent of the Purchase Price Adjustment Escrow Account the absolute value of such Adjustment Amount by wire transfer of immediately available United States funds to one or more accounts designated by the Purchaser to the Representative; provided, that if the Purchase Price Adjustment Escrow Amount is insufficient to pay the absolute value of such Adjustment Amount in full, the shortfall shall be paid from the Indemnity Escrow Account, to the extent funds are available therein, and (ii) distribute to the Common Security Holders, pro rata in accordance with each Common Security Holder’s Pro Rata Share, all funds remaining in the Purchase Price Adjustment Escrow Account, if any, following the payment set forth in the immediately preceding clause (i), by wire transfer of immediately available United States funds to one or more accounts designated in writing by the Representative, or in such other manner as Representative may direct, as set forth more fully in the Escrow Agreement. The Deductible shall not apply to any amounts owed to the Purchaser under this Section 1.11. The Common Security Holders and the Representative shall not have any liability for any amounts due pursuant to this Section 1.11, except to the extent of the funds available in the Purchase Price Adjustment Escrow Account and the Indemnity Escrow Account. Notwithstanding anything to the contrary herein, holders of Dissenting Shares shall not participate in the provisions of this Section 1.11 and shall not be entitled to receive any portion of the Holdback Amount or the amounts paid pursuant to this Section 1.11.

ARTICLE II

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hopkins & Carley, A Law Corporation, located at 70 South First Street, San Jose, California, at 10:00 a.m. Pacific Daylight Time, on the first Business

Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III hereof (other than those to be satisfied at the Closing itself) or on such other date and place as is mutually agreeable to the Purchaser and the Representative; provided, however, in no event shall the Closing occur later than May 31, 2014 (or such later date as the Company and Purchaser may agree to in writing, the “Outside Date”). The date and time of the Closing are referred to herein as the “Closing Date.”

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a) the Company and the Merger Sub shall cause each of the Agreement of Merger and the DE Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the States of California and Delaware, as applicable;

(b) in accordance with Section 1.02(b) and the Allocation Schedule, the Purchaser shall pay to each Stockholder that has delivered to the Purchaser a Letter of Transmittal, an amount in cash equal to the excess of (x) the Per Share Initial Merger Consideration multiplied by the number of shares of Common Stock such Stockholder owned immediately prior to the Closing over (y) the outstanding Loan Amount (and, solely with respect to Charles R. Smith and Maryanne Elizabeth Smith, or their successors, as Trustees of the 2003 Charles and Maryanne Smith Family Trust dated September 25, 2003, the outstanding Management Loan Amount), if any, payable by such Stockholder to the Company, by wire transfer of immediately available United States funds to the account(s) designated by such holder in such holder’s Letter of Transmittal;

(c) immediately prior to the Effective Time, all unexercised and unexpired Options then outstanding shall be cancelled by the Company, and in accordance with Section1.02(b) and the Allocation Schedule, the Purchaser shall cause the Company to pay to each Optionholder that has delivered to the Purchaser an Option Letter of Transmittal, in consideration for the cancellation of such Options, an amount in cash equal to the excess of the Per Share Initial Merger Consideration over the exercise price of such Option multiplied by the number of shares of Common Stock for which such Option is exercisable reduced by applicable withholding tax or other amounts required to be withheld by applicable Law, by wire transfer of immediately available United States funds to the account(s) designated by such holder in such holder’s Option Letter of Transmittal. For the avoidance of doubt, in the event that the exercise price of any such cancelled Option is equal to or greater than the Per Share Initial Merger Consideration with respect to the shares of Common Stock subject to the Option, the holder of such cancelled Option shall not be entitled to receive any payment under this Section 2.02(c). Prior to the Effective Time, the Company shall take all reasonably necessary or appropriate action to effectuate the transactions contemplated by this Section 2.02(c). Payments made in respect of Options at the Closing (other than amounts contributed to the Escrow Fund) shall be treated as compensation paid by the Company to the Optionholders at the Closing. Amounts that would be payable in respect of Options that are contributed to the Escrow Fund shall be treated as compensation paid to the Optionholders if and when such amounts held in escrow are released from escrow and paid to the Optionholders;

(d) the Purchaser shall deposit the Holdback Amount with the Representative, by wire transfer of immediately available United States funds to one or more bank accounts designated by the Representative;

(e) the Purchaser shall deposit $1,000,000 (the “Purchase Price Adjustment Escrow Amount”) into an escrow account (the “Purchase Price Adjustment Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement;

(f) the Purchaser shall deposit $31,500,000 (the “Indemnity Escrow Amount” and together with the Purchase Price Adjustment Escrow Amount, the “Escrow Amount”) into an escrow account (the “Indemnity Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement;

(g) Purchaser or Merger Sub shall, or shall cause the Surviving Corporation to, deliver to each holder of Estimated Indebtedness set forth on Schedule 2.02(g), the amount necessary to satisfy such Estimated Indebtedness with the result that, immediately following the Closing, there will be no further monetary obligations of the Company with respect to any Indebtedness outstanding immediately prior to the Closing;

(h) Purchaser or Merger Sub shall pay, or shall cause to be paid, to each payee owed any portion of the Estimated Transaction Costs, by wire transfer of immediately available United States funds to one or more bank accounts designated by the Company (as previously designated to the Company by each such payee), the respective amount of Estimated Transaction Costs owed to such payee; and

(i) the Purchaser, the Company, and the Representative (on behalf of the Common Security Holders) shall make such other deliveries as are required by Article III hereof.

2.03 Payments to be Made Following the Closing. Any amounts payable to the Common Security Holders after the Closing pursuant to this Agreement, including pursuant to Section 1.11 and any distribution of the Escrow Amount (collectively, the “Subsequent Merger Consideration Payments”), shall be paid to the Common Security Holders in accordance with each such Common Security Holder’s Pro Rata Share and in accordance with Section 1.11; provided that, to the extent necessary to avoid adverse Tax consequences to an Optionholder under Section 409A of the Code and applicable treasury regulations promulgated thereunder, no Optionholder shall receive with respect to Options cancelled pursuant to Section 1.02(b)(ii) and 2.02(c) any Subsequent Merger Consideration Payments after the fifth year anniversary of the
Effective Time.
ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to the Purchaser’s and the Merger Sub’s Obligations. The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser and Merger Sub in writing) of the following conditions as of the Closing Date:

(a) (i) The representations and warranties set forth in Article IV (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties except with respect to Sections 4.02, 4.07, and 4.09), and (ii) the representations and warranties set forth in Article IV that address matters as of particular dates shall be true and correct as of such dates (without regard to materiality, Material Adverse Effect, or similar phrases in the representation and warranties except with respect to Sections 4.02, 4.07, and 4.09), except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, in the aggregate, have a Material Adverse Effect;

(b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) As of the Closing Date, the aggregate number of Dissenting Shares shall not exceed ten percent (10%) of the number of issued and outstanding shares of Common Stock;

(e) The Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(f) All required approvals or consents for those contracts identified on Schedule 3.01(f) (“Key Contracts”) as requiring the counterparty’s consent shall have been obtained, and all such consents which have been obtained shall be on terms that shall not adversely affect the Company’s, Purchaser’s or the Surviving Corporation’s rights under the applicable contract;

(g) The Company shall deliver to the Purchaser payoff letters from the holders of Indebtedness set forth on Schedule 2.02(g) and cause such holders of Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, all related Lien releases;

(h) No judgment, decree or order shall have been entered and remain in effect which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded;

(i)	The Company shall have delivered to the Purchaser each of the following:
(i)    a certificate of the Company, dated as of the Closing Date, statingthat the preconditions specified in Sections 3.01(a) and 3.01(b), as they relate to the Company, have been satisfied;

(ii) certified copies of resolutions duly adopted by the requisite Stockholders of the Company approving the consummation of the transactions contemplated by this Agreement in accordance with the California Code; and

(iii) certified copies of resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.

(j) The Company shall have terminated its participation as a Covered Entity in the Insperity 401(k) Plan, with such termination to be effective no later than 11:59 p.m. on the day immediately prior to the Closing Date and, no later than three (3) days before the Closing Date, the Company shall provide Purchaser with documents evidencing that the 401(k) Plan will be terminated prior to the Closing Date; and

(k) The Company shall have provided the Purchaser with the Allocation Schedule.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser and Merger Sub.

3.02 Conditions to the Company’ s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article V of this Agreement shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties);

(b) The Purchaser and the Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) The applicable waiting period under California Code Section 603(b)(1) shall have expired.

(e) The Company, the Purchaser and Merger Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby;

(f) There shall not be in effect any law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement;

(g) No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded;

(h) The Purchaser shall have delivered to the Representative (on behalf of the Stockholders, the Optionholders, and the Company, as applicable) each of the following:

(i) a certificate of the Purchaser, dated as of the Closing Date, stating that the preconditions specified in Sections 3.02(a) and 3.02(b) have been satisfied;

(ii) certified copies of resolutions of the requisite holders of the voting stock of the Merger Sub approving the consummation of the transactions contemplated by this Agreement; and

(iii) certified copies of the resolutions duly adopted by the Purchaser’s Board of Directors (or its equivalent governing body) and the Merger Sub’s Board of Directors authorizing the execution, delivery and performance of this Agreement;

(i) The Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

(j) Purchaser or Merger Sub shall be ready, willing and able to complete the payments at Closing set forth in Section 2.02.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company (and, solely for purposes of Section 4.06(a), the Management Shareholder, and solely for purposes of Section 4.06(b), the Management Optionholders) represents and warrants to the Purchaser that the statements in this Article IV are correct as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”). Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

4.01 Organization and Corporate Power; No Conflict; No Violation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and the Company has all requisite corporate power and authority to carry on its businesses as now conducted, except where the failure to have such power and authority would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, or result in a material violation of, the provisions of the Company’s Articles of Incorporation or bylaws.

4.02 Qualification. Except as set forth in Schedule 4.02, the Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

4.03 Subsidiaries. The Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.

4.04 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and shareholder action required by the California Code, evidence of which has been previously provided to Purchaser and which has not been revoked, and no other corporate or shareholder proceedings are necessary with respect to Company to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on the Schedule 4.04, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of the Company under, or require any material authorization, consent, approval, exemption or other action by or notice to any Person, court or other governmental body under, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.05 Capital Stock. The authorized number of shares of capital stock of the Company consists of 15,000,000 authorized shares, all of which have been designated as Common Stock, no par value per share. As of the date hereof, (a) 9,610,498 shares of Common Stock are issued and outstanding and are owned of record by the holders and in the amounts set forth on the attached Schedule 4.05 and (b) 2,555,233 shares of Common Stock are reserved for issuance upon exercise of outstanding options to acquire shares of Common Stock. Schedule 4.05 sets forth a list of all holders of outstanding Options, the exercise price per share of such Options and whether such Options are vested or will vest in connection with the Merger. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on the attached Schedule 4.05, the Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on Schedule 4.05, there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any shares of the Company’s capital stock or other equity securities that would survive the Closing.

4.06 Title to Shares.

(a) Each Management Shareholder is the owner of all right, title and interest (legal and beneficial) in and to the number of shares of Common Stock as set forth next to its name on Schedule 4.06(a), free and clear of all Liens. The representation and warranty of each Management Shareholder under this Section 4.06(a) is the sole and exclusive representation and warranty of such Management Shareholder under this Agreement.

(b) Each Management Optionholder severally represents, each for himself only, that he is the owner of all right, title and interest (legal and beneficial) in and to one or more options to purchase the number of shares of Common Stock as set forth next to his name on Schedule 4.06(b), free and clear of all Liens. The representation and warranty of each Management Optionholder under this Section 4.06(b) is the sole and exclusive representation and warranty of such Management Optionholder under this Agreement.

4.07 Financial Statements. Schedule 4.07 attached hereto consists of: (a) theCompany’s unaudited consolidated balance sheet (the “Latest Balance Sheet”) as of November 30, 2013, and the related statement of income and cash flows for the eleven (11) month period then ended, and (b) the Company’s audited consolidated balance sheet and statements of income and cash flows for the calendar years ended December 31, 2010, December 31, 2011, and December 31, 2012 (collectively, the “Financial Statements”). Except as set forth on the attached Schedule 4.07, the Financial Statements have been prepared in accordance with GAAP, as applied by the Company consistent with past practice (except as may be indicated in the footnotes thereto), and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.

4.08 Undisclosed Liabilities. To the Knowledge of the Company, the Company has no liabilities required to be accrued, reserved for, or disclosed in the Financial Statements (absolute, contingent, or otherwise) except for (a) liabilities and obligations shown on the Latest Balance Sheet, (b) liabilities and obligations incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, and (c) liabilities and obligations disclosed in this Agreement or the Disclosure Schedules.

4.09 Absence of Certain Developments. Except as set forth in Schedule 4.09, from December 31, 2012, to the date hereof, there has not been any Material Adverse Effect. Except as set forth on Schedule 4.09, and except as expressly contemplated by this Agreement, from December 31, 2012, to the date hereof, the Company has not:

(a) borrowed any amount or incurred or become subject to any liabilities (other than liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) incurred to meet ordinary course working capital requirements and liabilities under this Agreement);

(b) mortgaged, pledged or subjected to any lien, charge or other encumbrance, any portion of its assets in excess of $300,000, except Permitted Liens;

(c) sold, assigned or transferred any portion of its tangible assets in excess of $300,000;

(d) sold, assigned or transferred any material Intellectual Property;

(e) suffered damage to any portion of its assets in excess of $300,000;

(f) entered into any amendment, modification, cancellation or termination of any contract listed on Schedule 4.12;

(g) except for issuances of Common Stock upon exercise of outstanding options to acquire shares of Common Stock or as otherwise contemplated hereby, issued, sold, transferred, or split any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(h) made any material capital investment in, or any material loan to, any other Person;

(i) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (other than dividends in cash) or except for repurchases of Common Stock from former employees pursuant to agreements in effect on the date hereof, redeemed, purchased, or otherwise acquired any of its capital stock;

(j) made any material capital expenditures or commitments therefor, except in the ordinary course of business;

(k) made any loan to, or entered into any other transaction with, any of its directors or officers;

(l) made any material change in its accounting methods, principles or practices (including tax accounting methods and tax elections), except as required by concurrent changes in GAAP;

(m) made any material revaluation of any of its assets, including writing off notes or accounts receivable;

(n) entered into any severance or termination agreement with any officer or director; or

(o) entered into any employment contract (or modification of an existing employment contract or contract with an existing employee for any additional compensation) with payments exceeding $200,000 per year, or any collective bargaining agreement.

4.10 Title to Properties.

(a) Except as set forth on the Schedule 4.10(a), the Company owns good title to, or holds pursuant to valid and enforceable leases for, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b) The real property demised by the leases described on the Schedule 4.10(b) (the “Leased Real Property”) constitutes all of the real property leased by the Company. Except as set forth on Schedule 4.10(b), the Leased Real Property leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each such lease, subject to the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to the Purchaser complete and accurate copies of each of the leases described on Schedule 4.10(b), and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. The Company is not in default in any material respect under any of such leases.

(c) The Company does not own a freehold estate in any real property.

4.11 Tax Matters.

(a) Except as set forth on the attached Schedule 4.11(a), the Company has filed all federal and all foreign, state and local income, excise, property and other Tax Returns which are required to be filed by them (taking into account any extensions of time to file). Except as set forth on Schedule 4.11(a), all Taxes due and owing by the Company have been fully paid or properly accrued (and to the extent any accrual is not otherwise offset by losses (including Transaction Deductions), included as a liability in the calculation of Estimated Working Capital), and the Company is not currently the beneficiary of any extension of time to file a Tax Return. In addition, (i) all such Tax Returns are true and correct in all material respects and (ii) the provision for Taxes on the Latest Balance Sheet is sufficient for all accrued and unpaid Taxes as of the date thereof.

(b) The Company has withheld all Taxes required to have been withheld by the Company in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and remitted such amounts to the proper Governmental Entity.

(c) No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending with respect to the Company or, to the Company’s Knowledge, being contemplated. The Company has not received from any foreign, federal, state or local Governmental Entity any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entityagainst the Company. Schedule 4.11(c) identifies all income and other material Tax Returns filed by the Company since December 31, 2012.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company (i) has not made any payments, (ii) is not obligated to make any payments, and (iii) is not a party to any agreement, plan or arrangement that would reasonably be expected to obligate it to make any payments, separately or in the aggregate, that would be disallowed as a deduction under Section 280G of the Code, or which would give rise to the payment of any excise Tax under Section 4999 of the Code.

(f) The Company has not engaged in any transaction that constitutes a “listed transaction” as described under Section 6707A of the Code and the Treasury Regulations promulgated thereunder.

(g) Except as set forth on Schedule 4.11(g), the Company is not a party to or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or any similar contract or arrangement, whether or not written (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements).

(h) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) The Company has never been a party to a Code Section 355 transaction.

(j) There are no Liens for Taxes (other than Taxes not yet due and payable)
upon any of the assets of the Company or any of its Subsidiaries.

(k) No written claim has been made within the past three (3) years by any authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries may be subject to taxation in that jurisdiction.

(l) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv) prepaid amount received on or prior to the Closing Date.

The representations and warranties set forth in this Section 4.11 shall constitute the only representations and warranties by the Company with respect to Taxes. Notwithstanding any other provision of this Agreement, (A) each Purchaser Indemnified Party’s sole remedy under this Agreement for Losses related to Taxes resulting from a breach of a representation or warranty under this Section 4.11 shall be limited to Taxes arising in a Pre-Closing Tax Period and (B) the Company makes no representation or warranty with respect to the amount, validity or usability of any net operating losses, asset bases, Tax credits, depreciation or amortization periods, or any other Tax attributes of the Company.

4.12 Contracts and Commitments.

(a) Except as set forth on Schedule 4.12, and except for agreements entered into by the Company after the date hereof in accordance with Section 6.01, the Company is not currently a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) written bonus, pension, employee profit sharing, retirement or other form of deferred compensation plan; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base salary compensation in excess of $200,000 per annum; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $250,000; (ix) contract or group of related contracts with the same party for the purchase of products or services which provide for annual payments by the Company in excess of $300,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet; (x) agreements relating to any completed material business acquisition by the Company within the last three (3) years; (xi) contract or group of related contracts with a client or customer that provides annual net revenues (defined solely for this clause (xi) as the gross merchant discount rate less interchange) (based on the trailing twelve-month period ending on the date of the Latest Balance Sheet) to the Company in excess of $900,000; (xii) material license or royalty agreement relating to the use of any third party intellectual property other than commercially available off-the-shelf software licenses; (xiii) contract which prohibits the Company from freely engaging in business anywhere in the world; or (xiv) agreement relating to the provision of merchant processing or settlement services involving consideration from the Company in excess of $300,000 for the 12- month period ending on the date of the Latest Balance Sheet.

(b) Except as set forth on Schedule 4.12, the Purchaser either has been supplied with, or has been given access to, a true, correct and complete copy of all written contracts which are referred to on Schedule 4.12. There are no non-written contracts which, but for the fact that they are non-written, would otherwise be contained on the Schedule 4.12. There are no non-written amendments or modifications to any contract contained on Schedule 4.12.

(c) Each contract listed on Schedule 4.12 is in full force and effect, is a legal, valid and binding agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company is not in material default under any contract listed on Schedule 4.12.

(d) Except as set forth on Schedule 4.12, as of November 1, 2013, neither the Company nor, to the Company’s Knowledge, any party to any Merchant Agreement, is in default in any material respect of any Merchant Agreement except for those parties to Merchant Agreements (i) for which a reserve account has been established by Company or its processor; or (ii) an ACH reject for the merchant’s settlement has occurred;

(e) Except as set forth on Schedule 4.12, as of the date hereof, there are no suits or proceedings pending, or, to the Company’s Knowledge, threatened against the Company, at law or in equity, before any Governmental Entity related to any Merchant Agreement. As of the date of this Agreement, to the Knowledge of the Company, no Merchant has (i) informed the Company in writing that it intends, after the date of this Agreement, to cease or materially alter, in a manner adverse to the Company, such Merchant’s relationship with the Company or (ii) threatened in writing to terminate any Merchant Agreement;

(f) Except as set forth on Schedule 4.12(f), to the Company’s Knowledge, no Merchant is, as of the date hereof, the subject of any bankruptcy or insolvency proceeding before any Governmental Entity;

(g) Except as set forth on Schedule 4.12, to the Knowledge of the Company, there exists no outstanding or threatened fine or penalty to Company from a Card Association arising out of or relating to a Merchant Agreement; and

(h) Neither the Company nor, to the Company’s Knowledge, any party to any Reseller Agreement, is in default in any material respect of any Reseller Agreement.

4.13 Intellectual Property.

(a) Patents, registered trademarks, registered service marks, registered copyrights, Internet domain names, trade dress, industrial design registrations, applications for any of the foregoing, and material unregistered trademarks, service marks, copyrights, trade names and corporate names owned by Company or licensed by the Company in connection with its business (collectively, “Intellectual Property”) are set forth on Schedule 4.13. Except (i) as set forth on Schedule 4.13 or (ii) any non-material nonconformance with clauses (A), (B), (C), (D), (E), and (F) below: (A) the Company owns and possesses all right, title and interest in and to or is licensed to use, or otherwise possesses legally enforceable rights to use the Intellectual Property in connection with the conduct of Company business in the manner and to the extent used by the Company; (B) the registered trademarks, registered service marks, registered copyrights, Internet domain names, and industrial design registrations are validly registered and subsisting; (C) during the three (3) year period prior to the date of this Agreement, the Company has not received any written notices of infringement or misappropriation from any third party with respect to any third party intellectual property (and there are no pending claims to that effect); (D) to the Company’s Knowledge, no Person has made a claim during the three (3) year period prior to the date of this Agreement that the Company is infringing on the intellectual property of any other Person; (E) to the Company’s Knowledge the Company is not currently infringing on the United States intellectual property rights of any other Person; and (F) to the Company’s Knowledge, none of the Intellectual Property that is owned by the Company is being infringed by another Person.

(b) For purposes of this Section 4.13, “software” means computer files, programs, systems of programs, or related input data, together with descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing, and all documentation, including user manuals and training materials, relating to any of the foregoing. Schedule 4.13 contains a true, complete and correct list of: (i) all the software (other than commercially available, off the shelf software) that the Company licenses to or otherwise makes available to customers, (ii) each item of third-party software that constitutes an element of any of the software that the Company licenses to or otherwise makes available to customers, (iii) each license or other contract with respect to each such item of third-party software, and (iv) all other third-party software used by the Company (other than commercially available, off the shelf software) and each license or other contract with respect to such third-party software. For purposes of this Section 4.13, “third party software” means any software in which all intellectual property rights are not owned by the Company.

(c) Except (i) as set forth on Schedule 4.13 or (ii) any non-material nonconformance with clauses (A), (B), (C), (D), and (E) below: (A) the Company owns and possesses all right, title and interest in and to, or is licensed to use, or otherwise possesses legally enforceable rights to use, the software, as used by the Company in connection with the conduct of its business; (B) during the three (3) year period prior to the date of this Agreement, the Company has not received any written notices of infringement or misappropriation from any third party with respect to any third party software (and there are no pending claims to that effect); (C) to the Company’s Knowledge, no Person has made a claim during the two (2) year period prior to the date of this Agreement that the Company is infringing on the intellectual property of any other Person with regard to the Company’s use of software; (D) to the Company’s Knowledge, the Company is not currently infringing on the intellectual property of any other Person with regard to the Company’s use of software; and (E) to the Company’s Knowledge, none of the software that is owned by the Company is being infringed by another Person.

(d) To the Company’s Knowledge, all present and former contractors, agents, consultants and employees of the Company who are or were materially involved in the creation of the Intellectual Property or the software in the scope of their engagement or employment with the Company, have executed an agreement or assignment to vest in the Company, as between such party and the Company, ownership of such Intellectual Property and/or such software and intellectual property rights therein, to the extent allowed by applicable Law. The Company has no Knowledge of any claim by any present or former contractor, agent, consultant, employee or other Person to any rights in the Intellectual Property, software or Confidential Information. To the Company’s Knowledge, in the ordinary course of business all present and former contractors, agents, consultants and employees of the Company who have or had access to the Confidential Information have executed nondisclosure agreements which restrict them from disclosing any such Confidential Information. The Company has taken commercially reasonable measures, as appropriate, to maintain in confidence all Confidential Information.

4.14 Litigation. Except as set forth on Schedule 4.14, as of the date hereof, there are no suits or proceedings pending or, to the Company’s Knowledge, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and the Company is not subject to any outstanding judgment, order or decree of any court or governmental body the violation of which would have a Material Adverse Effect or restrict the Company from doing business.

4.15 Governmental Consents, etc. Except for the applicable requirements of the Hart- Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and except as set forth on Schedule 4.15, no material permit, consent, license, approval or authorization of, or registration or declaration to or filing with, any governmental or regulatory authority or any court of competent jurisdiction is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any transaction contemplated hereby.

4.16 Employee Benefit Plans.

(a) Except as listed on Schedule 4.16, with respect to employees of the Company, the Company does not maintain or contribute to any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”) or “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”). The Pension Plans and the Welfare Plans that are specifically identified on Schedule 4.16 are collectively referred to as the “Plans.”

(b) The Plans comply in form and in operation in all respects with the requirements of the Code and ERISA, except where any failure to comply would not have a Material Adverse Effect. Each of the Plans that is intended to be qualified under Section 401(a) of the Code as amended, has received a favorable determination letter from the Internal Revenue Service (“IRS”) or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan. All amendments and actions required to bring the Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable Law have been made or taken, except to the extent such amendments or actions are not required by Law to be made or taken until after the Closing Date. Each of the Plans has been operated in all material respects in accordance with its terms and applicable Law. Each of the Plans that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code was, as of January 1, 2013, and has remained, in documentary and operational compliance in all material respects with Section 409A of the Code and the then applicable guidance issued by the IRS thereunder in both operation and documentation. Each Option was issued with an exercise price for purposes of Section 409A of the Code to be no less than the fair market value of the underlying equity on the date of grant

(determined in a manner permitted by Section 409A) or otherwise is exempt from Section 409A of the Code.

(c) With respect to the Plans, all required contributions have been made or properly accrued, except where the failure to make or accrue for such contributions would not have a Material Adverse Effect.

(d) With respect to each of the Plans, the Company has provided or made available to the Purchaser, to the extent applicable: (i) all plan documents, trust agreements, insurance contracts or other funding arrangements; (ii) the most recent trust reports for financial statement purposes; (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the U.S. Department of Labor (“DOL”) or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any such Plans, and all schedules thereto; (iv) in the case of each Plan, the most recent IRS determination letter or, in the case of a prototype plan, an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan; (v) all current summary plan descriptions; (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the DOL or any other Governmental Entity (including a written description of any oral communication); (vii) any actuarial study of any pension, disability, post- employment life or medical benefits provided under any such Plans; (viii) all current employee handbooks and manuals; and, (x) all amendments and modifications to any such Plans or related documents. The Company has not communicated in writing to any current or former employee any intention or commitment to amend or modify any such Plans or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(e) Except with respect to the Pension Plans identified on Schedule 4.16(e), the Company has not at any time maintained, sponsored, contributed to, or been obligated to contribute to an “employee pension plan”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, including a “multi-employer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), or a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)).

(f) The Company has not incurred (either directly or indirectly, including as a result of an indemnification obligation) any liability under or pursuant to Title IV of ERISA, or any material liability under or pursuant to Title I of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such liability to Company, or following the Closing Date, to Purchaser or any of its Affiliates in any material respect. Except as listed on Schedule 4.16(f), all contributions and premiums required to have been paid by the Company (or on its behalf) to any of the Plans under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable law in all material respects.

(g) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Plans, or otherwise involving any such Plan or the assets of any Plan that individually or in the aggregate would reasonably be expected to be materially adverse to the Company. The Plans are not presently under audit or examination (nor has notice been received by the Company, or, to the Knowledge of the Company (after inquiring with Insperity and PEO Canada), Insperity PEO Services, L.P. (f/k/a Administaff Companies II, LP) (“Insperity”) or PEO Canada, of a potential audit or examination) by the IRS, the DOL, or any other Governmental Entity, domestic or foreign, and no matters are pending with respect to a Plan under the IRS’s Employee Plans Compliance Resolution System (EPCRS), or other similar programs.

(h) The Company has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company other than pursuant to the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA or other similar applicable Law.

(i) Except as set forth on Schedule 4.16(i), the execution, delivery, and performance of this Agreement by the Company and the consummation by Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any increased or accelerated funding obligation with respect to any Plans.

(j) Schedule 4.16(j) sets forth a true, complete, up-to-date, and accurate list of all Canadian Plans, as hereinafter defined. To the Knowledge of the Company, each Canadian Plan has been administered in accordance with its terms and all Laws applicable thereto. All contributions and premiums required to have been paid by the Company (or on its behalf) with respect to each Canadian Plan under the terms of such Canadian Plan have been made in a timely fashion in accordance with applicable Law and the terms of the Canadian Plan in all material respects. Except as set forth on Schedule 4.16(j), no Canadian Plan is a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act (Canada) or provides post-retirement or post-termination of employment benefits to or in respect of any employees or former employees or their beneficiaries other than as required by Law. For purposes of this Section 4.16(j), “Canadian Plan” means any employee benefit, health, welfare, medical, dental, pension, retirement, profit sharing, life insurance or disability plan, program, agreement and arrangement (whether written or oral), which are sponsored, maintained or contributed to or required to be contributed to by Company, or with respect to which the Company participates, or has any actual or potential liability or obligation, for the benefit of any current or former employee whose primary place of employment is Canada. Notwithstanding the foregoing, the term “Canadian Plans” shall not include any statutory benefit plans which the Company or Affiliate of the Company are required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance, and employment insurance legislation.

4.17 Insurance/Bank Accounts. Schedule 4.17 lists each insurance policy maintained by the Company or its professional employer organization (for the benefit of the Company’s employees) and each bank account of the Company, including account number. The Company is not in material default with respect to its obligations under any such insurance policy in which it is the sole insured and all premiums due and payable under each such insurance policy has been paid and each such insurance policy is in full force and effect. The Company has provided notice to their insurers in accordance with the applicable insurance policies of all potential material claims which would be covered by such policies (a list of which is set forth on Schedule 4.17) and there is no material claim pending under any of such policies as to which, to the Company’s Knowledge, coverage has been questioned, denied or disputed by the applicable insurer.

4.18 Compliance with Laws; Credit Card Associations. Except as set forth in Schedule 4.18, the Company is in compliance with all applicable laws and regulations of applicable Governmental Entities, except where the failure to comply would not have a Material Adverse Effect. The Company is registered by a member of and is in good standing with the Card Associations, except to the extent the failure to be in good standing would not have a Material Adverse Effect. All approvals, filings, permits and licenses of Governmental Entities and Card Associations (collectively, “Permits”) required to conduct the business of the Company are in the possession of the Company, are in full force and effect and are being complied with, except for such Permits the failure of which to possess or be in compliance with would not have a Material Adverse Effect. Except as otherwise set forth on Schedule 4.18, to the Company’s Knowledge, there is no material investigation, proceeding or disciplinary action (including fines) currently pending, or to the Knowledge of the Company, threatened in writing against the Company by a Card Association or its applicable agent.

4.19 Environmental Compliance and Conditions. Except as set forth on Schedule 4.19:

(a) The Company has obtained and possesses all material permits, licenses and other authorizations required under federal, state and local laws and regulations concerning occupational health and safety, pollution or protection of the environment that were necessary to the operation of Company’s business and were enacted and in effect on or prior to the Closing Date, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”).

(b) The Company is in compliance with all material terms and conditions of such permits, licenses and authorizations, and is also in material compliance with all other Environmental and Safety Requirements, as applicable, or any written notice or demand letter issued, entered, promulgated or approved thereunder.

(c) The Company has not received, within the two (2) year period prior to the date hereof, any written notice of violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company or its facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved and which would have a Material Adverse Effect.

4.20 Affiliated Transactions. Except as set forth on Schedule 4.20, no officer, director or Affiliate of the Company or, to the Company’s Knowledge, any individual in such officer’s or director’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or has any material interest in any material property used by the Company.

4.21 Employees.

(a) The Company is a “co-employer” with Insperity in the United States and PEO Canada in Canada. The Company does not have any employees who are hired solely as employees of Company in the United States or Canada. The Company has previously made available to the Purchaser a complete copy of each of the Client Service Agreement dated as of January 1, 2008 (as amended, supplemented or modified from time to time, the “Insperity Agreement”), between Insperity and the Company, and the Human Resources Service Agreement dated as of January 19, 2006 (as amended, supplemented or modified from time to time, the “PEO Canada Agreement”), between PEO Canada and the Company.

(b) Schedule 4.21(b) contains a true and correct and complete list as of January 1, 2014 of all employees and sales representatives employed or engaged by the Company, either directly or through Insperity. The Company has made available to Purchaser a confidential file detailing the names of the employees and sales representatives as of January 1, 2014, their current compensation, and any bonuses received for the twelve months ending September 30, 2013. Except as disclosed on Schedule 4.21(b), the Company has not received any written notice of intent to terminate employment or sales representative agreement from any person listed on Schedule 4.21(b). Except as disclosed on Schedule 4.21(b), the employment of each employee of the Company is terminable at will by the Company without any penalty, liability, or severance obligation incurred by the Company.

(c) The Company has not, within the last three (3) years, experienced any organized slowdown, work interruption, strike, or work stoppage by its employees. The Company is not a party to nor does it have any obligation pursuant to any oral and legally binding or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the employees of the Company, nor is the Company obligated under any contract, order or Law to recognize or bargain with any labor organization or union on behalf of such employees. Neither the Company, nor any of its officers, directors, or employees (in their respective capacities as such) have been charged or, to the Company’s Knowledge, threatened with the charge of any unfair labor practice, within the last three (3) years. Except as set forth on Schedule 4.21(c), the Company has complied in all material respects with all applicable federal, state, local and foreign Laws concerning the employment relationship and with all agreements relating to the employment of its employees, including applicable wage and hour Laws, fair employment Laws, affirmative action Laws, health and safety Laws, worker compensation Laws, unemployment Laws, Laws regarding hiring, Laws regarding termination of employment and social security Laws. There are no pending or, to the Company’s Knowledge, threatened Labor Claims.

(d) There is no proceeding pending before the U.S. Office of Contract Compliance Programs, the Wage and Hour Division of the U.S. Department of Labor (the “DOL”), or any other office of the DOL or any other governmental or provincial agency or authority relating to any employee and no such proceeding has occurred within the past five (5) years. To the Company’s Knowledge, there is no compliance review being conducted by the U.S. Office of Contract Compliance Programs, the Wage and Hour Division of the U.S. Department of Labor (the “DOL”) or any other office of the DOL or any other governmental or provincial agency or authority relating to any employee and no such compliance review has occurred within the past five (5) years. The Company is not bound by any consent decree or settlement agreement relating to employment decisions or relations with employees, independent contractors or applicants for employment. The Company is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due in the normal course of business) or any Tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

(e) Except as set forth on Schedule 4.21(e), there is no outstanding policy, practice, plan, agreement or arrangement regarding severance payments with respect to any Company employee.

(f) The account representatives, master agents and their respective subagents who provide sales representative services to Company through its operating division known as “Payment Processing Direct” are engaged as independent contractors pursuant to Account Representative Agreements substantially in the form of Exhibit F attached hereto. Such Account Representative Agreements may not be terminable at will.

(g) Except for the independent contractors described in Section 4.21(f) and as set forth in Schedule 4.21(g), no Person engaged in the Company’s business has been treated as an independent contractor by the Company within the past three (3) years. Any Person who has been treated as an independent contractor by the Company within the past five (5) years has been classified properly as an independent contractor under all applicable Laws and no other payment is due on behalf of such person. To the Company’s Knowledge, there are no pending, or threatened, Labor Claims or other claims asserting that an independent contractor currently or previously engaged by the Company has not been classified properly.

(h) The Company is in material compliance with, and has not materially violated the terms of, the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder or immigration laws for Canada (the “Immigration Laws”). With respect to each employee (as defined in Section 274a.1(f) of Title 9, Code of Federal Regulations) of the Company for whom compliance with the Immigration Laws by an employer (as defined in Section 274a.1(g) of Title 9, Code of Federal Regulations) is required, the Company has made available to Purchaser prior to the Closing Date, copies of such employees L1-A Non-Immigrant Visa and Form I-9 and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws. To the Company’s Knowledge, within the past ten (10) years the Company has not been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws. The Company has not been warned in writing, fined, or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or, to the Company’s Knowledge, threatened.

(i) The Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company; or (ii) a “mass layoff” (as defined in the WARN Act or the California Worker Adjustment and Retraining Notification Act) affecting any site of employment or facility of the Company; and the Company has not been affected by any transaction or engaged in layoffs, relocations, or employment terminations sufficient in number to trigger application of any similar state or local Law or regulation. Except as set forth in the Schedule 4.21(i), none of the Company’s employees has suffered an “employment loss” (as defined in the WARN Act) since six (6) months prior to the Closing Date.

(j) Except as set forth in Schedule 4.21(j), the Company has complied in all material respects with all applicable Laws relating to employee health and safety, and the Company has not received any written notice, or to the Company’s Knowledge any notice, that past or present conditions of its assets or properties violate any applicable legal requirements.

4.22 Brokerage. Except for fees and expenses of the Persons listed on Schedule 4.22, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which the Purchaser or the Company would be liable following the Closing. Neither the Purchaser, Merger Sub or, following the Effective Time, the Company, shall be responsible for any of the fees and expenses of the Persons set forth on Schedule 4.22.

4.23 No Additional Representations. THE REPRESENTATIONS AND WARRANTIES OF COMPANY (AND, SOLELY FOR PURPOSES OF SECTION 4.06(A), THE MANAGEMENT SHAREHOLDERS, AND SOLELY FOR PURPOSES OF SECTION 4.06(B), THE MANAGEMENT OPTIONHOLDERS) AS EXPRESSLY SET FORTH IN THIS AGREEMENT ARE THE SOLE AND ONLY REPRESENTATIONS MADE BY COMPANY (AND, SOLELY FOR PURPOSES OF SECTION 4.06(A), THE MANAGEMENT SHAREHOLDERS, AND SOLELY FOR PURPOSES OF SECTION 4.06(B), THE MANAGEMENT OPTIONHOLDERS) IN CONNECTION WITH THIS AGREEMENT, AND NONE OF COMPANY, THE MANAGEMENT SHAREHOLDERS, THE MANAGEMENT OPTIONHOLDERS NOR ANY OF THEIR RESPECTIVE AFFILIATES IS MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR THE COMMON SECURITY HOLDERS (INCLUDING ANY OF THE ASSETS OF THE COMPANY OR ANY PROJECTION OR FORECAST RELATING TO ANY OF THEIR RESPECTIVE BUSINESSES).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Stockholders, the Optionholders, and the
Company that:

5.01 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to enter into this Agreement and the related transaction documents and to perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the related transaction documents and to perform its obligations hereunder.

5.02 Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the Merger Sub, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and the Merger Sub and constitutes a valid and binding obligation of the Purchaser and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Violation. Neither the Purchaser nor the Merger Sub is subject to or obligated under its certificate of incorporation or its bylaws, any applicable law, or rule or regulation of any Governmental Entity, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04 Governmental Entities; Consents. Except for the applicable requirements of the HSR Act, neither the Purchaser nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by the Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Litigation. There are no suits or proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser or the Merger Sub at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or the Merger Sub for which the Company, any Stockholder or any Optionholder would be liable following the Closing.

5.07 Purpose. The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, the Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of the Purchaser.

5.08 Merger Sub Organizational Documents. The Articles of Incorporation of the Merger Sub, as in effect on the date of this Agreement, include the provisions relating to the limitation of liability and exculpation of directors and indemnification of officers, directors, employees and agents of the Company and other entities as described in Section 7.03 of this Agreement, and the Bylaws of the Merger Sub in effect on the date of this Agreement include the provisions relating to the indemnification of officers, directors, employees and agents of the Company and other entities as described in Section 7.03 of this Agreement.

5.09 Available Funds. Purchaser and/or Merger Sub has cash available or has existing borrowing facilities (and will continue to have such cash available or existing borrowing facilities) that together are sufficient to enable it to consummate the transactions contemplated by this Agreement, and to pay all consideration, fees, costs, expenses and other amounts required to be paid by Purchaser and/or Merger Sub in connection with this Agreement.

5.10 Purchaser’s and Merger Sub’s Business Investigation. Each of Purchaser and Merger Sub has conducted an investigation of the Company and the business of the Company in order to make an informed decision concerning the transactions contemplated hereby. Each of Purchaser and Merger Sub has reviewed all of the documents, records, reports and other materials identified in the Schedules in the form in which they have been made available by the Company, and is familiar with the content thereof. Each of Purchaser and Merger Sub acknowledges that it has been given access to and has visited and examined certain properties and assets of the Company and the business of the Company that have been made available to them and is familiar with the condition thereof. For the purpose of conducting these investigations, each of Purchaser and Merger Sub has employed the services of its own agents, representatives, experts and consultants.

5.11 No Distribution, Investment Intent. Purchaser and Merger Sub acknowledge that the common stock of the Surviving Corporation has not been registered under the Securities Act and that the common stock of the Surviving Corporation may not be resold absent such registration or unless an exemption therefrom is available. Purchaser is acquiring the common stock of the Surviving Corporation for its own account, for investment purposes only, and not with a view toward distribution thereof. Purchaser will not sell or otherwise dispose of any of the common stock of the Surviving Corporation except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws. Purchaser qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01 Conduct of the Business.

(a) From the date hereof until the Closing Date, the Company shall conduct its business in the ordinary course of business, (i) unless the Purchaser shall have consented in writing (which consent will not be unreasonably withheld or delayed) or (ii) as otherwise contemplated hereby; provided, however, that (x) no action by the Company with respect to matters specifically addressed by any other provision of this Section 6.01 shall be deemed a breach of this Section 6.01(a), unless such action would constitute a breach of one or more of such other provisions and (y) the Company’s failure to take any action prohibited by Section 6.01(b) and to which the Purchaser has refused to consent shall not be a breach of this Section 6.01(a).

(b) From the date hereof until the Closing Date, except (i) as set forth on Schedule 6.01, (ii) with respect to the exercise of options issued as of the date hereof pursuant to existing Common Stock option plans, (iii) as otherwise expressly permitted by this Agreement, or (iv) as consented to in writing by the Purchaser (which consent will not be unreasonably withheld or delayed), the Company shall not: (A) issue, sell or deliver any shares of its capital stock (other than in connection with the exercise of options or warrants outstanding as of the date hereof, provided that the Company shall provide the Purchaser with prompt written notice of any such exercise), or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock; (B) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization; (C) amend its articles of incorporation or bylaws; (D) make any redemption or purchase of any shares of its capital stock (other than with respect to the repurchase of shares of Common Stock from former employees of the Company pursuant to existing agreements or pursuant to the Articles of Incorporation); (E) sell, assign or transfer any portion of its tangible assets in excess of $300,000; (F) make any capital investment in, or any loan to, any other Person in excess of $300,000; (G) make any capital expenditures or commitments therefore in excess of $300,000; (H) make any loan to, or enter into any other material transaction with, any of its directors, officers, and employees; (I) grant any severance or termination pay to any officer or director in excess of $200,000 or adopt any new severance plan; (J) make any change in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (K) enter into any contract or agreement that would be included on Schedule 4.12 if such contract had been in effect as of the date hereof; (L) enter into any contract or agreement for the purchase of real property or to lease property; (M) cancel any debts owed to or claims held by the Company other than in the ordinary course of business; (N) prepare, file or amend any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; or (O) agree, in writing or otherwise, to take any of the actions described in this Section 6.01.

(c) Notwithstanding anything to the contrary set forth in this Section 6.01 or anywhere else in this Agreement, in the event that any Optionholder exercises all or any portion of the Options held by such Optionholder following the date hereof, the Company may, in its discretion, make a loan to such Optionholder in connection with any such exercise of Options and thereafter, the Company shall deliver to Purchaser any modifications or updates to the Disclosure

Schedules necessary to reflect any such exercise or change in the capitalization of the Company for purposes of making the information set forth therein true, accurate and complete in all material respects as of the date such supplemental disclosure information is provided to Purchaser; provided that such modification does not change the aggregate amounts to be paid by Purchaser under this Agreement (understanding that the definition of Cash and Option Loan Amount may take into account the exercise price paid or payable by such Optionholder upon exercise of such Options).

6.02 Access to Books and Records. From the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representative”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, senior personnel, books and records of the Company in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company. The Purchaser acknowledges that Purchaser and Merger Sub are and remain bound by the Confidentiality Agreement, between the Purchaser and Company dated October 18, 2013 (the “Confidentiality Agreement”), which terms are incorporated by reference herein.

6.03 Regulatory Filings. Company shall make or cause to be made all filings and submissions under the HSR Act and any other material laws or regulations applicable to the Company for the consummation of the transactions contemplated herein. The Purchaser shall coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the filing. The Company and the Purchaser shall share equally in all filing fees, provided that each such party shall be responsible for the fees of its own respective advisors in connection with such filing.

6.04 Conditions. Subject to the terms and conditions of this Agreement, the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself).

6.05 Exclusive Dealing. Except in connection with (i) any exercise of options issued as of the date hereof to acquire Common Stock or (ii) any issuance of Common Stock pursuant to an agreement set forth on Schedule 6.01, during the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, neither the Company nor any representative of the Company shall take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and the Purchaser’s representatives) concerning any purchase of the shares of Common Stock or any merger, sale of substantially all of the assets of the Company or similar transactions involving the Company (other than assets sold in the ordinary course of business). The Company shall promptly notify the Purchaser of any contact from any Person which would violate this Section 6.05 if the Company or any representative of the Company were to engage in discussions with such Person.

6.06 Notification. From the date hereof until the Closing Date, if the Company becomes aware of any variances from the representations and warranties contained in Article IV that would cause a condition set forth in Section 3.01(a) not to be satisfied, the Company shall disclose to the Purchaser in writing such variances in the form of updated Disclosure Schedules, provided that any such disclosure shall not qualify or modify any of the representations and warranties in Article IV, nor shall such disclosure modify or amend Purchaser’s right to seek a remedy for a breach of any representation or warranty contained in this Agreement, or limit, restrict, or broaden the Purchaser’s right to terminate this Agreement in accordance with the terms herein.

6.07 Consents. Subject to Section 7.07, from the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to (a) obtain all approvals or consents for those contracts identified on Schedule 6.07 on terms that shall not adversely affect the Company’s, Purchaser’s or the Surviving Corporation’s rights under such applicable contract and (b) assign that certain Lease dated June 30, 2009 (as amended, supplemented or modified from time to time), between Bica Jessee Adventures, LLC and the Company regarding the property at 2815 Jefferson Street, Carlsbad, California, from the Company, as Lessee to Charles R. Smith. Notwithstanding the foregoing, for purposes of this Section 6.07, “commercially reasonable efforts” shall not include any requirement of the Company or any of its affiliates to expend money, commence, defend or participate in any litigation, offer or grant any accommodation (financial or otherwise) to any other Person, or suffer the loss of any material right or benefit.

6.08 FIRPTA Certificate. At the Closing, the Company shall deliver to the Purchaser a certificate substantially in the form of Exhibit G, duly completed and executed by the Company, stating that the Company is not and has not been a United States real property holding corporation during the applicable period specified in Code Section 897(c)(1)(A)(ii), dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h), so that the Purchaser is not required to withhold any portion of the Purchase Price hereunder. The Purchaser’s only remedy for the Company’s failure to provide such certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

ARTICLE VII

COVENANTS OF THE PURCHASER

7.01 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company to, provide the Representative and its authorized representatives with access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the books and records of the Company with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby.

7.02 Notification. From the date hereof until the Closing Date, if the Purchaser becomes aware of any variances from the representations and warranties contained in Article V that would cause a condition set forth in Section 3.02(a) not to be satisfied, the Purchaser shall disclose to the Company in writing such variances in the form of updated Disclosure Schedules, provided that any such disclosure shall not modify or amend Company’s right to seek a remedy for a breach of any representation or warranty contained in this Agreement, or limit, restrict, or broaden the Company’s right to terminate this Agreement in accordance with the terms herein.

7.03 Director and Officer Liability and Indemnification.

(a) All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to the transactions contemplated by this Agreement) existing as of the date hereof in favor of the current or former directors, officers and employees of the Company, as provided in the Articles of Incorporation, the bylaws, other organizational documents, or any indemnification agreements of the Company and pursuant to applicable Law shall survive the transactions contemplated by this Agreement and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six (6) years after the Closing; provided, however, that if any claims are asserted or made within such period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims. For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Company to amend, repeal or otherwise modify any provision in the Surviving Corporation’s Articles of Incorporation or Bylaws relating to the exculpation or indemnification of any officers and/or directors (unless required by law) relating to the period prior to the Effective Time, it being the intent of the parties that the officers and directors of the Company prior to the Effective Time shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

(b) For a period of six (6) years after the Closing, the Purchaser shall, or shall cause the Surviving Corporation to, maintain director and officer liability insurance which insurance shall provide coverage for the individuals who were officers and directors of the Company prior to Closing comparable to the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals. As the sole means of satisfying Purchaser’s obligation under this Section 7.03(b), Company shall acquire, at or before Closing, at commercial rates, and at Purchaser’s expense, a prepaid insurance policy or policies (i.e., “tail coverage”) which policy or policies allows for notification of circumstance, has a minimum 60 day post reporting period, and provides directors and officers and EPL coverage as contained in the Company’s policy in effect as of the Closing for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement. The foregoing provision is a contract right in favor of the current and former directors and officers of Company and shall not be adversely effected by any modification to the Surviving Corporation’s Articles of Incorporation or Bylaws of the Company after the date hereof.

(c) The provisions of this Section 7.03 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification pursuant to this Section 7.03, and each such person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 7.03 and (ii) shall not be subject to amendment by the parties to this Agreement. The indemnification obligations provided under this Section 7.03 are primary and the indemnified Persons under this Section 7.03 shall not be obligated to pursue claims that exist under any other agreement or document which may provide such Person with any rights of indemnification or exculpation.

(d) Purchaser, Merger Sub and the Surviving Corporation hereby acknowledge that the indemnified Persons under this Section 7.03 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current shareholders, members, or other Affiliates of the Company or its shareholders (“Indemnitee Affiliates”) separate from the indemnification obligations of Purchaser, Merger Sub and the Surviving Corporation hereunder. Purchaser, Merger Sub and the Surviving Corporation hereby agree (i) that the Surviving Corporation is the indemnitor of first resort (i.e., its obligations to the indemnified Persons under this Section 7.03 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 7.03 are secondary), (ii) that Purchaser, Merger Sub and the Surviving Corporation hereby shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 7.03 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted, without regard to any rights the indemnified Persons under this Section 7.03 may have against any Indemnitee Affiliate, and (iii) that Purchaser, Merger Sub and the Surviving Corporation irrevocably waive, relinquishes and releases the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

7.04 Employment and Benefit Arrangements.

(a) Immediately following the Closing, all of the employees who, at the Closing Date, were employed by the Company, either directly or through its co-employer relationship with Insperity, or its Affiliates, other than the employees listed on Schedule 7.04 (the “Continuing Employees”), will continue as employees of the Surviving Corporation or its Affiliate. Purchaser shall provide Continuing Employees with such compensation and benefit plans, programs, arrangements, agreements and policies as are provided to similarly situated employees of the Purchaser. The Purchaser shall take all actions required so that eligible employees of the Company shall receive service credit for service with the Company prior to the Closing Date for eligibility and vesting purposes under any employee benefit plans and arrangements sponsored by the Purchaser. The Purchaser shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. Except with respect to those Persons set forth on Schedule 7.04(a)(i), if the employment of any employee of the Company is terminated within six (6) months following the Closing, the Purchaser shall, subject to Section 8.02, pay (or cause the Surviving Corporation to pay) such employee a severance benefit that shall in no event be less than the severance benefit that would be derived from the Severance Matrix set forth on Schedule 4.21(e) attached hereto. The Purchaser shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation §54.4980B-9. This Section 7.04 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the employees of the Company, and the Surviving Corporation, and shall be binding on all successors and assigns of the Purchaser and the Surviving Corporation. Employees who are on approved leaves of absence, including disability leave, workers’ compensation leave, or any statutorily authorized leave, such as parental, family, medical, and military leave, shall be Continuing Employees. Schedule 7.04 contains a list of all Employees who are, as of January 1, 2014, on approved leaves of absence or who are not yet on approved leave but who have, as of January 1, 2014, made a written request for a leave of absence, including disability leave, workers’ compensation leave, or any statutorily authorized leave, such as parental, family, medical, and military leave.

(b) As of the Closing Date, the Surviving Corporation shall assume and be responsible for any and all liabilities related to the Continuing Employees and the transfer of the Continuing Employees to the Surviving Corporation, including, without limitation, any payroll, vacation, compensation, sick leave, severance, payments, costs under the Consolidated Omnibus Reconciliation Act of 1986, as amended, and all similar amounts. As of the Closing Date, the Surviving Corporation shall comply with any notice or filing requirements under the WARN Act or any similar state or local plant-closing or severance laws and shall be responsible for any and all liabilities for any failure to comply therewith including, without limitation, in regard to the Continuing Employees.

7.05 Regulatory Filings.

(a) Subject to the Company’s cooperation in accordance with Section 6.03, the Purchaser shall, within six (6) Business Days of the date hereof, make or cause to be made all filings and submissions required of the Purchaser under the HSR Act or any other laws or regulations applicable to the Purchaser for the consummation of the transactions contemplated herein. The Purchaser shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. In addition, the Purchaser shall cooperate in good faith with the Governmental Entities and undertake promptly any and all reasonable action required to complete the transactions contemplated by this Agreement expeditiously and lawfully, provided that Purchaser shall have no obligation to take any action that (a) would require the divestiture of any of it or its Affiliates’ business, product lines or assets or involve any material requirement or restriction on any of it or its Affiliates’ businesses, product lines or assets; (b) would require any material modification of the existing capital structure of the Purchaser or any of its Affiliates; (c) would reasonably likely have a Material Adverse Effect on the Purchaser or any of its Affiliates; or (d) would reasonably likely have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, if a suit or other action is threatened or instituted by any government authority or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Purchaser and Merger Sub shall use their commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action. The Purchaser shall assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company or its affiliates to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained by the Company in connection with the transactions contemplated hereby (which assistance and cooperation shall include timely furnishing to the Company all information concerning the Purchaser and/or its Affiliates that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval). The Company and Purchaser shall share equal responsibility for all filing fees under the HSR Act and under any such other laws or regulations applicable to the Purchaser. The Purchaser shall have no obligation to cause the filings under the HSR Act to be considered for grant of “early termination.” The Company shall not cause the filings under the HSR Act to be considered for grant of “early termination.” The parties shall also file any post-

transaction notices as may be required by such Governmental Entities within the time periods prescribed by applicable Law. Purchaser and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entities and use commercially reasonable efforts to comply promptly with any such inquiry or request.

(b) Each of the Company and Purchaser will (i) reasonably cooperate with each other in connection with any investigation or other inquiry relating to the transactions contemplated by this Agreement; (ii) reasonably keep the other party or its counsel informed of any communication received by such party from, or given by such party to any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by this Agreement; (iii) promptly respond to and certify substantial compliance with any inquiries or requests received from any Governmental Entity for additional information or documentation; (iv) reasonably consult with each other in advance of any meeting or conference with any Governmental Entity, and to the extent permitted by any Governmental Entity and reasonably determined by such party to be appropriate under the circumstances, give the other Parties or their counsel the opportunity to attend and participate in such meetings and conferences; and (v) permit the other party or its counsel to the extent reasonably practicable to review in advance, and in good faith consider the views of the other party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given by it to any Governmental Entity.

(c) Notwithstanding the foregoing, Purchaser will use its commercially reasonable efforts to take such actions as may be required to cause the expiration of the waiting or notice periods under the HSR Act with respect to the transactions as promptly as possible after the execution of this Agreement and to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. For purposes of this Section 7.05(c), the “reasonable action” of Purchaser shall include opposing any motion or action for a temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement.

7.06 Conditions. The Purchaser shall use all commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself).

7.07 Consents. Purchaser acknowledges that certain consents and waivers with respect to the Merger may be required from parties to contracts to which the Company is a party and that, except to the extent obtained pursuant to Section 3.01(f) and Section 6.07, such consents and waivers have not been obtained. Purchaser agrees that none of the Representative nor any of the Common Security Holders or their respective affiliates shall have any liability whatsoever to Purchaser or the Surviving Corporation arising out of or relating to the failure to obtain any consents or waivers or deliver any notices that may be required in connection with the Merger or because of the breach or termination of any contract as a result thereof. Purchaser further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent, approval or waiver, (b) any such breach or termination or (c) any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such breach or termination.

7.08 Release. Notwithstanding anything contained herein to the contrary, effective as of the Effective Time, in consideration of the mutual covenants and agreements contained herein, each of Purchaser, Merger Sub, the Surviving Corporation and their respective Subsidiaries hereby releases, waives and forever discharges each Common Security Holder, the Representative and their respective Affiliates, and each of their respective officers, directors, employees, shareholders, partners, members, managers, agents and representatives from any and all actions, causes of action, demands, suits, agreements, liabilities, or Losses of any type, based on any fact or circumstance arising from such Common Security Holder’s past or current ownership, as applicable, of the Common Stock or Options or other equity securities of the Company or their management of the Company (including any claims relating to actual or alleged breaches of fiduciary or other duties by the Company’s directors, officers or shareholders), whether based on contract or any applicable Law (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction; provided, that none of Purchaser, Merger Sub, the Surviving Corporation or their respective Subsidiaries are releasing or discharging any such Persons from (i) the obligations and agreements established pursuant to this Agreement, (ii) any obligations or agreements relating to the employment of such Person by the Company and (iii) criminal misconduct or intentional fraud.

ARTICLE VIII

INDEMNIFICATION

8.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. Except to the extent a different period is expressly set forth herein, the covenants (that were required to be performed prior to the Closing), representations and warranties set forth in this Agreement shall survive the Closing and shall terminate eighteen (18) months after the Closing (the “Survival Period Termination Date”), provided that the representations and warranties contained in Sections 4.01, 4.02, 4.05, 4.06, 4.11, 5.01, and 5.02 shall survive until the applicable statute of limitations for any claim made in connection therewith. No claim for indemnification hereunder for breach of any such covenants (that were required to be performed prior to the Closing), representations and warranties may be made after the expiration of such survival period, provided that any claim that is made prior to the Survival Period Termination Date shall be deemed timely made even if such claim continues beyond the Survival Period Termination Date. Such funds as are necessary to address a claim made prior to the Survival Period Termination Date shall remain in the Indemnity Escrow Account following the Survival Period Termination Date, if necessary, to satisfy any potential Losses from such claim that is made prior to the Survival Period Termination Date. Without limiting the generality of the foregoing, it is the specific intention of the parties that the Survival Period Termination Date constitutes a limitation of and modification of the statute of limitations time period otherwise applicable to any claims arising under this Agreement.

8.02 Indemnification from the Escrow Account for the Benefit of the Purchaser.

(a) Except in accordance with Section 8.02(d) or for Losses arising on account of fraud, from and after the Closing (but subject to the provisions of this Article VIII and the Escrow Agreement), the Purchaser shall be entitled to assert, as its sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby and only in accordance with the terms of this Agreement and the Escrow Agreement, claims against the Indemnity Escrow Account, excluding any interest or dividends earned thereon, in respect of any loss, liability, damage or expense (“Losses”) suffered or incurred by the Purchaser or any of its Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (the “Purchaser Indemnified Parties”) to the extent arising from (i) any non-fulfillment or breach of any representation, warranty, covenant, agreement or other provision set forth herein by the Company or in any exhibit, Schedule or certificate delivered by Company hereunder, (ii) any payments made by the Surviving Corporation or an Affiliate pursuant to Schedule 8.02(a)(ii) not to exceed an amount equal to $500,000 in the aggregate, (iii) any payments made by the Surviving Corporation or any Affiliate pursuant to Schedule 8.02(a)(iii) not to exceed an amount equal to fifty percent (50%) of any such payments, or (iv) the circumstances set forth on Schedule 8.02(a)(iv). Notwithstanding the foregoing, no claims by the Purchaser under Section 8.02(a)(i) (except for claims with respect to any non-fulfillment or breach of Section 4.11 or 10.4) shall be so asserted unless and until the aggregate amount of Losses under Section 8.02(a)(i) (except for claims with respect to any non-fulfillment or breach of Section 4.11 or 10.4) that would otherwise be payable hereunder from the Indemnity Escrow Account exceeds on a cumulative basis an amount equal to $3,000,000 (the “Deductible”), following which only Losses in excess of the Deductible shall be payable to the Purchaser. No claims by the Purchaser under Section 8.02(a)(i) with respect to claims with respect to any non-fulfillment or breach of Section 4.11 or 10.4 shall be so asserted unless and until the aggregate amount of Losses under Section 8.02(a)(i) with respect to claims with respect to any non-fulfillment or breach of Section 4.11 or 10.4 that would otherwise be payable hereunder from the Indemnity Escrow Account exceeds on a cumulative basis an amount equal to $250,000 (the “Tax Deductible”), following which only Losses in excess of the Tax Deductible shall be payable to the Purchaser. None of the Purchaser or the Purchaser Indemnified Parties shall make any claim with respect to, or be entitled to indemnification for, any Loss that has been taken into account in the calculation of the Actual Working Capital in accordance with Section 1.11. The liability of the Common Security Holders under the Indemnity Escrow Account shall be joint and several.

(b) Except in accordance with Section 8.02(d) or for Losses arising on account of fraud, recovery against (i) the Indemnity Escrow Account pursuant to this Section 8.02, and (ii) the Purchase Price Adjustment Escrow Account pursuant to Section 1.11, constitute the Purchaser’s and the Purchaser Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any exhibit, Schedule or certificate delivered hereunder, and Purchaser’s claims against the Indemnity Escrow Account and Purchase Price Adjustment Account shall be limited, in the aggregate, to the amounts originally deposited into such accounts, and Purchaser shall have no claim to any interest, dividends, or other earnings accruing to such accounts, all of which shall belong to the Common Security Holders.

(c) Except in accordance with Section 8.02(d) or for Losses arising on account of fraud, the Purchaser may not avoid the limitations on liability set forth in this Article VIII by seeking damages for breach of contract.

(d) Notwithstanding the foregoing, the Management Shareholders, on account of their respective Common Stock, and the Management Optionholders on account of their respective Options, shall severally indemnify the Purchaser Indemnified Parties, and hold them harmless against any Losses which the Purchaser Indemnified Parties may suffer or sustain as a result of any breach of the representation and warranty in Section 4.06 made by such party with respect to their shares or Options, as the case may be. The liability of the Management Shareholders for a breach of the representation and warranty in Section 4.06(a) shall be several and the maximum liability of the Management Shareholders for a breach of the representation and warranty in Section 4.06(a) shall be equal to the consideration actually received by such Management Shareholder on account of the Common Stock held by them at the Effective Time, inclusive of amounts ultimately payable to such Person from the Holdback Amount, Purchase Price Adjustment Escrow Account, and Indemnity Escrow Account. The liability of the Management Optionholders for a breach of the representation and warranty in Section 4.06(b) shall be several and the maximum liability of each Management Optionholder for a breach of the representation and warranty in Section 4.06(b) shall be equal to the consideration actually received by such Management Optionholder on account of the Options held by them at the Effective Time, inclusive of amounts ultimately payable to such Person from the Holdback Amount, Purchase Price Adjustment Escrow Account, and Indemnity Escrow Account.

(e) All payments made from the Indemnity Escrow Account or in connection with Section 8.02(d) shall be treated by the parties as an adjustment to the proceeds received by the Common Security Holders pursuant to Article II hereof. Following the Survival Period Termination Date, the Allocation Schedule shall be updated by the Representative to reflect any adjustments to the Per Share Initial Merger Consideration.

8.03 Indemnification by the Purchaser for the Benefit of the Stockholders and Optionholders. The Purchaser shall indemnify the Representative, the Stockholders and Optionholders, and their respective Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Stockholder Indemnified Parties”) and hold them harmless against any Losses which the Stockholder Indemnified Parties may suffer or sustain, as a result of: (a) any breach of any representation or warranty of the Purchaser or the Merger Sub under this Agreement, (b) any nonfulfillment or breach of any covenant, agreement or other provision by the Purchaser or the Merger Sub, and (c) any claim or suit brought against any of the Stockholder Indemnified Parties at any time on or after the Closing Date relating solely to actions taken by the Purchaser or the Company on or after the Closing Date other than any claim or action by the Purchaser pursuant to Section 8.02 relating to any breach by any of the Company or the Management Shareholders.

8.04 Mitigation. Each Person entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith. In connection with any Losses for which an Indemnitee may seek indemnification under this Article VIII, such Indemnitee shall use its commercially reasonable efforts to seek and pursue any available insurance coverage or other claims against third parties that such Indemnitee may have in respect of such Losses, provided that such Indemnitee shall be entitled to assert and recover on its claim for indemnification while seeking and pursuing such coverage or other claim. Notwithstanding the foregoing, in the event that a breach by the Company of Section 4.16 relates in any way to a breach by Insperity or PEO Canada of any contract, agreement or arrangement between (a) Insperity and the Company or (b) PEO Canada and the Company, the Representative shall have the right, but not the obligation, to (1) control, commence and bring any such claim against Insperity or PEO Canada on behalf of the Surviving Corporation and/or the Common Security Holders, or (2) cause Surviving Corporation to assign to Representative, on behalf of the Common Security Holders, any and all claims that the Surviving Corporation may have with respect to any such breach by Insperity or PEO Canada. In the event the Representative seeks to exercise its rights under the preceding sentence, the Representative shall notify the Purchaser in writing.

8.05 Defense of Third Party Claims. Any Person making a claim for indemnification under Section 8.02 or Section 8.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) and the Representative (on behalf of the Common Security Holders), if applicable, of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense. Any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein, and the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at the Indemnitee’s expense. If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided, that, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice. The Representative (on behalf of the Common Security Holders) shall act on behalf of all Indemnitors in the case of all third party claims with respect to which the Purchaser is seeking indemnification from the Common Security Holders under Section 8.02. If the Indemnitor makes any payment on any claim pursuant to Section 8.02, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such claim.

8.06 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 8.02 or Section 8.03 shall be calculated net of (i) any Tax Benefit realized by an Indemnitee arising from the incurrence or payment of any Loss and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Indemnitee from any third party with respect thereto, provided that Purchaser shall have no obligation to seek recovery under any insurance policy issued to Purchaser or one of its Affiliates other than Company, and Company shall, until the Survival Period Termination Date, either (i) renew and not cancel any such policy maintained by Company as of the Closing Date at least until the Survival Period Termination Date or (ii) obtain insurance policies providing for substantially similar coverage at least until the Survival Period Termination Date. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Representative, on behalf of the Common Security Holders. Except for Losses arising on account of fraud, in no event shall any Person be entitled to recover or make a claim for any amounts in respect of consequential, diminution in value, incidental or indirect damages, lost profits or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

8.07 Updating Company Disclosure Schedule. The Company may, by written notice to the Purchaser, provide any additions or modification of the Disclosure Schedules necessary to make the information set forth therein true, accurate and complete (the “Supplemental Disclosures”). The Supplemental Disclosures may relate only to matters arising between the date hereof and the Closing Date and shall not modify or amend Purchaser’s right to seek a remedy for a breach of any representation or warranty contained in this Agreement or limit, restrict or broaden the Purchaser’s right to terminate this Agreement in accordance with the terms herein. Notwithstanding the foregoing, the Company may modify Schedule 4.05 in connection with the exercise by any Optionholder of such Optionholder’s Options following the date hereof and prior to the Closing Date; provided that such modification does not change the aggregate amounts to be paid by Purchaser under this Agreement (understanding that the definition of Cash and Option Loan Amount may take into account the exercise price paid or payable by such Optionholder upon exercise of such Options).

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Company;

(b) by the Purchaser, if there has been a violation or breach by the Company of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or cured by the Company within fifteen (15) Business Days after receipt by the Company of written notice thereof from the Purchaser or, if the nature of such breach is such that it would not be susceptible to cure within fifteen (15) days, then such time as would be reasonably required for Company to effect such cure, but in no event more than thirty (30) days.

(c) by the Company, if there has been a violation or breach by the Purchaser or the Merger Sub of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or cured by the Purchaser within fifteen (15) Business Days after receipt by the Purchaser of written notice thereof by the Company or, if the nature of such breach is such that it would not be susceptible to cure within fifteen (15) days, then such time as would be reasonably required for Company to effect such cure, but in no event more than thirty (30) days;

(d) by the Purchaser if the transactions contemplated hereby have not been consummated on or before the Outside Date, provided that termination will not be available under this Section 9.01(d) to the Purchaser if the Purchaser’s action or failure to act has been a principal cause of or resulted in the failure of the transactions contemplated hereby to have been consummated on or before the Outside Date and such action or failure constitutes a breach of this Agreement; or

(e) by the Company if the transactions contemplated hereby have not been consummated on or before Outside Date, provided that termination will not be available under this Section 9.01(e) to the Company if the Company’s action or failure to act has been a principal cause of or resulted in the failure of the transactions contemplated hereby to have been consummated on or before the Outside Date and such action or failure constitutes a breach of this Agreement.

9.02 Effect of Termination.

(a) In the event this Agreement is terminated by either the Purchaser or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Section 10.01, and Article XI and Article XII hereof which shall survive the termination of this Agreement), and there shall be no liability on the part of either the Purchaser, the Merger Sub, the Company, the Representative, the Stockholders or the Optionholders to one another, except for willful breaches of this Agreement prior to the time of such termination. For avoidance of doubt, the phrase “willful breach” means and shall be interpreted throughout this Agreement to mean that the “willfully breaching” party acted purposely with the conscious objective of breaching this Agreement.

(b) Upon any such termination by the Company or Purchaser, Purchaser and Merger Sub shall destroy or return to the Company all documents and other materials received from the Common Security Holders or the Company, whether so obtained before or after the date hereof and all confidential information received by Purchaser and Merger Sub (and their respective representatives) with respect to the business of any Common Security Holder or the Company and shall remain subject to the Confidentiality Agreement.

ARTICLE X

ADDITIONAL COVENANTS

10.01 Representative.

(a) Appointment. In addition to the other rights and authority granted to the Representative elsewhere in this Agreement, upon and by virtue of the approval of this Agreement by the requisite holders of Common Stock, all of the Common Security Holders collectively constitute and irrevocably appoint the Representative as their agent and representative to act from and after the date hereof, and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Common Security Holders and others, as contemplated by this Agreement, including receipt of payments made to the Representative under Sections 1.11, 8.02 or 10.04; (iii) payment of amounts due to the Purchaser pursuant to Sections 1.11 or 8.02 to the extent funds are available from the Purchase Price Adjustment Escrow Account and/or Indemnity Escrow Account; (iv) receipt and forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Common Security Holders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement, and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Purchaser pursuant to this Agreement; (viii) (A) disputing or refrain from disputing, on behalf of each Common Security Holder, relative to any amounts to be received by such Common Security Holder under this Agreement or any agreements contemplated hereby, any claim made by the Purchaser under this Agreement or other agreements contemplated hereby, (B) negotiate and compromise, on behalf of each such Common Security Holder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) execute, on behalf of each such Common Security Holder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Common Security Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b) Authorization. Notwithstanding Section 10.01(a), in the event that the Representative is of the opinion that it requires further authorization or advice from the Common Security Holders on any matters concerning this Agreement, the Representative shall be entitled to seek such further authorization from the Common Security Holders prior to acting on their behalf. In such event, each Common Security Holders shall vote in accordance with their relative Pro Rata Share and the authorization of a majority of such Pro Rata Share shall be binding on all of the Common Security Holders and shall constitute the authorization of the Common Security Holders. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Common Security Holder in any manner or for any reason. This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable law.

(c) Actions by the Representative; Resignation; Vacancies. The Representative may resign from its position as Representative at any time by written notice delivered to the Purchaser and the Common Security Holders. If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 10.01(b) above.

(d) No Liability. All acts of the Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Common Security Holders and not of the Representative individually. The Representative, in such Person’s capacity as a Representative only, shall not have any liability for any amount owed to the Purchaser pursuant any term or provision of this Agreement. The Representative shall not be liable to the Company, the Purchaser or the Merger Sub, in his or its capacity as the Representative, for any liability of a Stockholder, Optionholder, or otherwise or for anything which it may do or refrain from doing in connection with this Agreement. The Representative shall not be liable to the Common Security Holders, in his or its capacity as the Representative, for any liability of a Common Security Holders or otherwise or for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of the Representative’s gross negligence or willful misconduct. The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as the Representative to the Purchaser, the Merger Sub, the Company, or the Common Security Holders, and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Common Security Holders, except in respect of amounts received on behalf of the Common Security Holders. Neither the Purchaser, the Merger Sub, or, following the Effective Time, the Company, shall have any liability or obligation with respect to the actions or omissions of the Representative or be responsible for any fees or expenses of the Representative.

(e) Expenses. Any expenses or taxable income incurred by the Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Common Security Holders based on each such Person’s Pro Rata Share. Notwithstanding anything to the contrary in this Agreement, the Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Representative in connection with the performance of its duties hereunder from amounts delivered to the Representative pursuant to this Agreement. The Representative may from time to time submit invoices to the Common Security Holders covering such expenses and liabilities and, upon the request of any Common Security Holder, shall provide such Common Security Holder with an accounting of all expenses and liabilities paid.

(f) Distributions. Any amounts distributed by the Representative pursuant to this Agreement to the Stockholders (other than in respect of any Dissenting Shares) and the Optionholders shall be distributed based upon their respective Pro Rata Share, net of (i) any obligations incurred by the Representative in connection with the performance of its duties under this Agreement, including obligations, if any, to the Purchaser pursuant to Sections 1.11 or 8.02 and (ii) expenses of the Representative set off and deducted in accordance with Section 10.01(e).

10.02 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to and qualify this entire Agreement, including all Disclosure Schedules.

10.03 Non-solicitation, Non-recruitment and Non-competition. The parties hereto specifically acknowledge and agree that the following covenants and agreements are made and given by Charles R. Smith and each of the Management Optionholders severally, and not jointly, in connection with the sale of the Company and the goodwill associated therewith and in order to protect and preserve to the Purchaser the benefit of its bargain in the purchase of the Company and its goodwill, that the remedy at law for any breach of the following covenants shall be inadequate, and that the Purchaser, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief without the necessity of posting any bond in connection with issuance of such temporary or permanent injunction. In the event that the provisions of this Section 10.03 exceed the limitation provided by applicable Law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

(a) From the Effective Time through and including the date that is two (2) years from the Effective Time, Charles R. Smith and the Management Optionholders, severally and not jointly, shall not, individually or collectively, directly or indirectly, on their own behalf or on behalf of any other Person, without the prior written consent of Purchaser, solicit or induce any employee of the Company, regardless of whether the Company employs the individual directly or as “co-employer” with Insperity, to terminate his or her relationship with the Surviving Corporation (or an Affiliate of the Surviving Corporation) or to enter into employment with any other Person. Notwithstanding the foregoing, nothing in this Section 10.03(a) shall prohibit or otherwise restrict Charles R. Smith and any Management Optionholder, directly or indirectly, from (i) making any general solicitation for employment if not specifically directed to such employees of the Company or (ii) soliciting any Person whose employment with the Company has terminated following the six-month anniversary of such termination.

(b) Charles R. Smith and the Management Optionholders acknowledge and agree that the Company engages in the Competitive Services throughout the United States. From the Effective Time through and including the date that is three (3) years from the Effective Time, Charles R. Smith and the Management Optionholders, each severally and not jointly, shall not, individually or collectively, directly or indirectly, on each such Person’s own behalf or on behalf of any other Person, without the prior written consent of Purchaser, engage in Competitive Services or operate, manage, control or own an interest in any Person that is engaged in Competitive Services or participate in the ownership, management, operation or control of any Person that is engaged in Competitive Services, provided, however, that nothing in this Section 10.03 shall prohibit Charles R. Smith or the Management Optionholders from acquiring or holding, for investment purposes only, less than five percent (5%) of any class of securities that are listed for trading on any securities exchange or in the over-the-counter market.

(c) From the Effective Time through and including the date that is three (3) years from the Effective Time, Charles R. Smith and the Management Optionholders, severally and not jointly, shall not, individually or collectively, directly or indirectly, on their own behalf or on behalf of any other Person, without the prior written consent of Purchaser, (i) solicit, divert, take away, or attempt to solicit, divert or take away, a Protected Customer for the purpose of providing or selling Competitive Services or (ii) induce or cause a Protected Customer to terminate its relationship with the Company (even if such Protected Customer is transferred to an Affiliate of the Company after the Effective Time).

(d) Notwithstanding any other provision of this Agreement, the obligations of Charles R. Smith and the Management Optionholders under this Section 10.03 are several and independent of the obligations of each other. In the event of a breach by a Charles R. Smith or any Management Optionholder of the obligations arising under this Section 10.03, a claim for damages may be asserted only against such breaching party, and no other party shall have any liability or responsibility for such breach or any damages arising therefrom.

10.04 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) If the taxable year of the Company does not automatically end as of the end of the Closing Date, then, to the extent permitted under the applicable Law, Purchaser and the Company shall elect to cause the taxable year of the Company to terminate as of the end of the Closing Date. The Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company due (after taking into account all appropriate extensions) on or prior to the Closing Date (the “Seller Prepared Returns”). The Representative shall provide each Seller Prepared Return to the Purchaser for its review and comment at least twenty (20) Business Days prior to the date on which such Tax Return is to be filed, and the Representative shall make changes to each such Tax Return as are reasonably requested by the Purchaser. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company due after the Closing Date (the “Purchaser Prepared Returns”). To the extent that a Purchaser Prepared Return relates to a Pre-Closing Tax Period, such Tax Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. The Purchaser shall provide each Purchaser Prepared Return to the Representative for its review and comment at least twenty (20) Business Days prior to the date on which such Tax Return is to be filed, and the Purchaser shall make changes to each such Tax Return as are reasonably requested by the Representative.

(ii) Without the prior written consent of the Representative (which shall not be unreasonably withheld, conditioned or delayed), neither the Purchaser, the Surviving Corporation nor any of their Affiliates shall make or change any Tax election, adopt or change any accounting method, file any Tax Return (including amended Tax Returns), surrender any right to claim a refund of Taxes or take any other action if such election, adoption, change, amendment, surrender or action could have the effect of (A) increasing the Tax liability of the Common Security Holders or any of their respective direct or indirect owners, (B) increasing the amount that any Purchaser Indemnified Party may seek indemnity for under this Agreement, or (C) decreasing any amount payable to the Common

Security Holders pursuant to any provision of this Section 10.04.

(iii) The Purchaser, the Surviving Corporation and the Representative agree (A) to treat any Transaction Deductions paid or accrued on or before the Closing Date as deductible in a Pre-Closing Tax Period and that no party shall apply the “next day rule” under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) to such deductions and (B) to properly make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Deductions that are success-based fees as defined in Treasury Regulations Section 1.263(a)-5(f).

(b) Closing Date Course of Business. For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, the Purchaser shall cause the Surviving Corporation to carry on its business only in the ordinary course in the same manner as heretofore conducted.

(c) Cooperation on Tax Matters. The Purchaser, the Company, the Surviving Corporation and the Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns of the Company, the filing and prosecution of any Tax claims, the calculation of any refunds or credits for which the Common Security Holders are entitled to under Section 10.04(e), and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser, the Company, the Surviving Corporation and the Representative agree to retain all books and records with respect to Tax matters pertinent to the Company and the Surviving Corporation relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and to the extent of any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.

(d) Apportionment of Taxes. In the case of any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), the parties agree as follows: (i) the amount of any Taxes based on or measured by income or receipts, sales or use Taxes, employment Taxes or withholding Taxes of the Company for a the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of any other Taxes of the Company for a Straddle Period that relates to a Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) Tax Refunds. Any non-income Tax refunds that are received by or on behalf of the Company, and any amounts credited against non-income Tax to which the Surviving Corporation becomes entitled to, that, in each case, relate to a Pre-Closing Tax Period (except to the extent such refunds or credits represent receipts of Tax assets reflected as assets in the determination of Actual Working Capital which shall be for the account of the Surviving Corporation) shall be paid to the Representative (less any required Tax withholding) on behalf of the Common Security Holders when such refund is received or such credit is actually realized. Promptly upon receipt of any such Tax refund, and in no event later than five (5) Business Days after receipt by the Purchaser, the Surviving Corporation or any of their Affiliates, the Purchaser will, and will cause the Surviving Corporation to, deliver and pay over, by wire transfer of immediately available funds, such Tax refunds to the Representative (on behalf of the Common Security Holders). The Representative shall have the right to remit a portion of such Tax refunds to the Surviving Corporation in each case where a Common Security Holder is subject to withholding of Taxes on such payment, and in each such case the Surviving Corporation (or the Purchaser) shall cause withholding and remittance of required Taxes to be made with respect to such amounts and the net payments to be promptly paid to the applicable Common Security Holders. The Purchaser will, and will cause the Surviving Corporation to, execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for the Purchaser or the Surviving Corporation to perfect their rights in and obtain the Tax refunds contemplated by this Section 10.04(e). For purposes of clarity, the Purchaser shall be entitled to all income Tax refunds received after the Closing by or on behalf of the Company or Surviving Corporation.

(f) Transfer Taxes. All transfer, value added, excise, stock transfer, stamp, recording, registration and other substantially similar Taxes and fees incurred in connection with the Merger and other transactions contemplated hereby (collectively, “Transfer Taxes”) shall be paid by the Purchaser.

(g) Amendments of Income Tax Returns. Purchaser shall not amend or permit to be amended any income Tax Return of the Company for a Pre-Closing Tax Period without the review and approval of the Representative prior to the filing of such amendment, and the Purchaser shall make changes to each such amended Tax Return as are reasonably requested by the Representative.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Actual Cash” means Cash set forth in the Final Closing Statement.
.
“Actual Indebtedness” means Indebtedness set forth in the Final Closing Statement

“Actual Residual Amount” means Residual Amount set forth in the Final Closing Statement; provided, however, that in the event that Closing occurs on the last day of the month, then, for purposes of determining the “Actual Residual Amount”, all residuals through the Closing Date shall be determined by the amount actually paid to Company with respect to such residuals in the month immediately following the Closing Date. In the event that Closing occurs on a day other than the last day of a month, then, for purposes of determining the “Actual Residual Amount”, the actual amount of the residuals accrued as of the Closing Date shall be deemed to be equal to the sum of the following:

(i) The amount actually paid to the Company by parties other than Third Party Processors with respect to such residuals for the month in which the Closing occurred, divided by 30 (or, if the Closing occurs in February, 28) and the result thereof multiplied by the number of days elapsed from the first day of such month to the Closing Date, inclusive (to address residuals payable by parties other than the Third Party Processors); plus

(ii) An amount equal to (A) (1) the actual transaction dollar volume with respect to the Third Party Processors for the period beginning on the first day of the subject month and continuing through the Closing Date, inclusive, divided by (2) the actual transaction dollar volume with respect to the Third Party Processors for the period beginning on the first day of the subject month and continuing through the end of said month, inclusive multiplied by (B) the amount actually paid to Company by Third Party Processors with respect to such residuals for said month (to address residuals payable by Third Party Processors).

“Actual Transaction Costs” means Transaction Costs set forth in the Final Closing Statement.

“Actual Working Capital” means Working Capital set forth in the Final Closing Statement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Adjustment Amount” means an amount, which may be a negative number, equal to the sum of (a) Actual Working Capital minus Estimated Working Capital, (b) Estimated Indebtedness minus Actual Indebtedness, (c) Estimated Transaction Costs minus Actual Transaction Costs, (d) Actual Cash minus Estimated Cash and (f) Actual Residual Amount minus Estimated Residual Amount.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Business Day” means any day on which national banks are open for business in the city of New York, New York.

“California Code” shall mean the California Corporations Code, as amended.

“Card Association” means MasterCard International, Inc., VISA U.S.A., Inc., VISA International, Inc., Discover, JCB, American Express, Diners Club, Voyager, Carte Blanche and any other material card association, debit card network or similar entity with whom the Company may directly or indirectly have a sponsorship agreement.

“Cash” means, with respect to the Company, as of the close of business on the Closing Date, all cash, cash equivalents, and marketable securities held by the Company at such time (including reserve deposits held by third parties on behalf of the Company in an amount not to exceed $300,000).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Security Holders” means all of the Stockholders and Optionholders, and “Common Security Holder” means any one of such Persons.

“Common Stock” means the Company’s common stock outstanding at the Effective Time.

“Company’ s Knowledge” and “Knowledge of the Company” as used herein means the actual knowledge of Charles R. Smith, John Malnar, John Myers, Jeffrey Dorman, Charles Reigel, Joseph Monteil, or Philip Wimberly.

“Competitive Services” means the services the Company provides as of the Effective Time which consists of the provision of payment processing services to merchant customers in the United States.

“Confidential Information” means all information that relates to Company or that is used in Company’s business and that (a) derives actual or potential economic value from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and (b) is the subject of reasonable efforts on the part of Company to maintain the secrecy thereof.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Dissenting Share” means any share of Common Stock held of record by any stockholder who or that has exercised his, her, or its appraisal rights under the California Code.

“Escrow Agent” means Citibank, N.A.

“Fully Diluted Number of Shares” shall equal the number of shares of Common Stock issued and outstanding as of the Effective Time and shall be calculated assuming that all in-the-money Options are vested and exercised as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with those used by the Company in prior periods.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Indebtedness” means, as of any particular time, without duplication, the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of the Company (excluding obligations incurred in the ordinary course of business with respect to interchange funding from sponsor banks). For the avoidance of doubt, Indebtedness shall exclude guarantees, performance bonds, bid bonds, letters of credit and other surety obligations, capitalized leases, earnout obligations, other obligations in respect of the deferred purchase price of property or services and non-compete or similar payments arising from acquisitions.

“Labor Claims” means claims, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran’s status, marital status, genetic information, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers’ compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship.

“Law” means any law, rule, regulations, judgment, injunction, order, decree or other restriction of any court or Governmental Entity.

“Liens” means liens, security interests, charges or encumbrances.

“Loan Amount” means, with respect to any Stockholder, the outstanding principal plus accrued and unpaid interest on any loans outstanding that are payable to the Company by such Stockholder that were incurred in connection with such Stockholder’s exercise of options to purchase Common Stock granted under an employee stock option plan or arrangement of the Company.

“Management Loan Amount” means, solely with respect to Charles R. Smith and Maryanne Elizabeth Smith, or their successors, as Trustees of the 2003 Charles and Maryanne Smith Family Trust dated September 25, 2003, the outstanding principal plus accrued and unpaid interest on that certain the Smith Promissory Note.

“Material Adverse Effect” means any effect, change, event, circumstance or development that has a material adverse effect or impact on (a) the business, financial condition, or financial performance of Company, taken as a whole, or (b) the ability of Company to consummate the transactions contemplated by this Agreement prior to the Outside Date; provided, however, that in no event shall any material adverse change, event, circumstance or development with respect to, or effect resulting from, any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect: (i) changes after the Agreement Date in the United States or global economy or capital markets in general that do not have a materially disproportionate effect on Company as compared to other electronic payment processing related companies, (ii) changes after the Agreement Date that affect generally the electronic payment processing industry that do not have a materially disproportionate effect on Company as compared to other electronic payment processing related companies, (iii) changes after the Agreement Date in applicable law or in GAAP, (iv) any decline in customer orders, or any resignation of any employees that is attributable to the announcement of the Merger, (v) failure(s) by Company to meet internal operating projections or forecasts, or published revenue or earnings predictions, (vi) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing, and (vii) subject to the satisfaction of the closing condition contained in Section 3.01(h), any effects resulting from any legal proceeding against the Company by the stockholders of Company challenging or seeking to restrain or prohibit the consummation of the Merger.

“Merchant” means a Person receiving services under a Merchant Agreement as of the Closing Date.

“Merchant Agreement” means an agreement either (a) between a Person and the Company, among others, pursuant to which the customer is provided with payment processing services, or (b) between a Person and a third party other than the Company, pursuant to which the Person is provided with payment processing services and the Company receives a residual or other type of payment in connection with such services.

“Non-Recourse Party” means, with respect to a party to this Agreement, any of such party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Option” means each option (whether vested or unvested) to purchase Common Stock granted under any employee stock option plan or arrangement of the Company, or otherwise.

“Option Exercise Amount” means the aggregate amount that would be payable to Company by all Optionholders upon full exercise of all outstanding in-the-money Options immediately prior to their cancellation pursuant to Section 2.02(c).

“Option Loan Amount” means the aggregate amount of all outstanding Loan Amounts.

“Optionholder” means a holder of one or more Options.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which ap propriate reserves have been established in accordance with GAAP; (ii) mechanics ’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, in dividually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Companies’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens arising in connection with sales of foreign receivables; (ix) liens on goods in transit incurred pursuant to documentary letters of credit ; (x) purchase money liens and liens securing rental payments under capital lease arrangements; (xi) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and (xii) liens, the existence of which would not reasonably be expected to have a Material Adverse Effect.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Per Share Initial Merger Consideration” means the amount equal to the Initial Merger Consideration Calculation Amount divided by the Fully Diluted Number of Shares.

“Pre-Closing Tax Period” means a taxable period ending on or prior to the Closing Date and, in the case of a taxable period beginning on or prior to, and ending after, the Closing Date, the portion of such taxable period ending on the Closing Date.

“Pro Rata Share” means, with respect to any Common Security Holder (excluding Common Stock held by the Company as treasury stock and excluding any Dissenting Shares), the quotient obtained by dividing (a) the aggregate number of outstanding shares of Common Stock held by such Common Security Holder immediately prior to the Effective Time assuming the exercise of all outstanding in-the-money Options held by such Common Security Holder immediately prior to the Effective Time, as the case may be, by (b) the aggregate number of outstanding shares of Common Stock immediately prior to the Effective Time assuming the exercise of all outstanding in-the-money Options immediately prior to the Effective Time.

“Protected Customers” means any Person to whom Company has sold or provided, or attempted to sell or provide, its products or services during the two (2) years immediately prior to the Effective Time.

“Reseller Agreement” means an agreement between the Company and a Person who resells enterprise software systems whereby, among other provisions, the Person refers merchants (e.g. customers of such enterprise software systems) to the Company for the provision of payment processing services, either by the Company or a third party.

“Residual Amount” means the amount of the residuals of the Company earned but not received by the Company as of the Closing Date.

“Smith Promissory Note” means that certain Secured Promissory Note dated May 28, 2011, by Charles R. Smith and Maryanne Elizabeth Smith, or their successors, as Trustees of the 2003 Charles and Maryanne Smith Family Trust dated September 25, 2003 in favor of the Company in the original principal amount of $2,000,000, as amended, supplemented or modified from time to time.

“Stockholder” means a holder of Common Stock.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated, directly or indirectly, a majority of the gains or losses of such partnership, association or other business entity or is or controls, directly or indirectly, the managing director or general partner of such partnership, association or other business entity.

“Target Working Capital” means $1,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, escheat or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the f oregoing.

“Tax Benefit” means any refund, credit or other reduction in otherwise required Taxes payable, currently or in the future (including any reduction in estimated Tax payments).

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party Processors” means First Data Merchant Services Corporation and its Affiliates, Global Payments Inc., and its Affiliates (prior to the Closing Date), Paymentech LLC, and its Affiliates, American Express and its Affiliates, and Discover Financial Services, LLC, and its Affiliates.

“Transaction Costs” means (without duplication and solely to the extent that any of the following obligations have not been paid by the Company immediately prior to the Closing, and to the extent that such obligations are not included as a current liability in Working Capital) all costs incurred by Company in connection with negotiating and consummating the transaction contemplated by this Agreement, including (i) all accounting, legal, and banking fees and (ii) severance payments to employees of the Company arising from, or required to be paid by Company in connection with and as a result of the transactions contemplated by this Agreement.

“Transaction Deductions” means, without duplication, any deduction permitted for income Tax purposes attributable to (i) the exercise or payment of Options (and related employment Taxes), (ii) the payment of any Indebtedness (including deductions attributable to capitalized fees, interest and original issue discount) on or around the Closing Date, and (iii) the payment of any other Transaction Costs (including, without limitation, accounting, legal and banking fees).

“Working Capital” means (a) the current assets (which shall be calculated excluding Cash) of the Company using the line items set forth on Schedule 11.01(a), less (b) the current liabilities of the Company using the line items set forth on Schedule 11.01(a) (which shall be calculated excluding (i) the Residual Amount, (ii) Transaction Costs, and (iii) Indebtedness (both the current and long term portions), in each case as of the close of business on the Closing Date and calculated pursuant to the Accounting Policies in accordance with Section 1.10(c); provided, however, notwithstanding anything in Schedule 11.01(a) to the contrary, for purposes of calculating “Working Capital,” in no event shall the determination of Working Capital include (y) any deferred Tax items or (z) any liability for accruals or reserves established under any GAAP methodology or other accounting rules relating to contingent Taxes or uncertain Tax positions. An example of the application of this Working Capital definition as of a hypothetical Closing Date is set forth on Exhibit H.

The following terms have the meaning ascribed to them in the Sections referenced:

Term	Section
Accounting Policies	1.10(c)
Agreement of Merger	1.01(b)
Allocation Schedule	1.10(b)
Canadian Plans	4.16(j)
Chapter 13	1.02(e)
Closing	2.01
Closing Balance Sheet	1.11(a)
Closing Date	2.01
Closing Transactions	2.02
Confidentiality Agreement	6.02
Continuing Employees	7.04
DE Certificate of Merger	1.01(b)
Deductible	8.02(a)
Disclosure Schedules	Article IV

Term	Section
Dispute Resolution Procedure	1.11(c)
Dissenting Shares	1.02(e)
DOL	4.16(d)
Effective Time	1.01(b)
Environmental and Safety Requirements	4.19(a)
ERISA	4.16(a)
Escrow Agreement	1.05(a)(i)
Escrow Amount	2.02(f)
Escrow Fund	1.05(a)(i)
Estimated Cash	1.10(a)(iv)
Estimated Closing Balance Sheet	1.10(a)(i)
Estimated Closing Statement	1.10(a)
Estimated Indebtedness	1.10(a)(iii)
Estimated Residual Amount	1.10(a)(vi)
Estimated Transaction Costs	1.10(a)(v)
Estimated Working Capital	1.10(a)(ii)
Final Closing Statement	1.11(c)
Final Determination Date	1.11(e)
Financial Statements	4.07
Goodwin	12.20(a)
Holdback Amount	1.05(a)
Hopkins	12.20(a)
HSR Act	4.15
Immigration Laws	4.21(h)
Indemnitee Affiliates	7.03(d)
Indemnitor	8.05
Indemnitee	8.05
Indemnity Escrow Account	2.02(f)
Indemnity Escrow Amount	2.02(f)
Independent Accounting Firm	1.11(c)
Initial Merger Consideration Calculation Amount	1.02(a)
Insperity	4.16(g)
Intellectual Property	4.13(a)
IRS	4.16(b)
Key Contracts	3.01(f)
Latest Balance Sheet	4.07
Leased Real Property	4.10(b)
Letter of Transmittal	1.02(b)(i)
Losses	8.02(a)
Management Shareholders	Preamble
Merger	1.01(a)
Objection Notice	1.11(b)
Option Letter of Transmittal	1.02(b)(ii)
Outside Date	2.01
Pension Plans	4.16(a)

Term	Section
Permits	4.18
Plans	4.16(a)
Privileged Communications	12.20(d)
Proceeding	12.11
Proposed Closing Statement	1.11(a)
Purchase Price Adjustment Escrow Account	2.02(e)
Purchase Price Adjustment Escrow Amount	2.02(e)
Purchaser Indemnified Parties	8.02(a)
Purchaser Prepared Returns	10.04(a)(i)
Purchaser’s Representative	6.02
Schedule	Article IV
Seller Parties	12.20(b)
Seller Prepared Returns	10.04(a)(i)
Stockholder Indemnified Parties	8.03
Straddle Period	10.04(d)
Subsequent Merger Consideration Payments	2.03
Supplemental Disclosures	8.07
Survival Period Termination Date	8.01
Surviving Corporation	1.01(a)
Transfer Taxes	10.04(f)
Unclaimed Amounts	1.02(f)
WARN Act	4.21(i)
Welfare Plans	4.16(a)

11.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of the Purchaser and the Representative, unless required by law (in the reasonable opinion of counsel) in which case the Purchaser and Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication, provided that the Purchaser and its Affiliates shall be entitled to respond to questions about the Agreement or the transactions contemplated herein from analysts or investors without the Representative’s consent.

12.02 Expenses. Except as otherwise expressly provided herein, the Stockholders and Optionholders, on the one hand, and the Purchaser and Merger Sub, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

12.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

If to Purchaser and Merger Sub:	With a copy to (which does not constitute notice):

Global Payments, Inc.	Mark F. McElreath
10 Glenlake Parkway – North Tower	Alston & Bird
Atlanta, Georgia 30328	90 Park Avenue
Attention: Corporate Secretary	New York, NY 10016
Facsimile: (770) 829-8265	Facsimile: (212) 210-9444

If to Representative:	With a copy to each of (which does not constitute notice):

PPI Representative, LLC	Lloyd A. Schmidt, Esq.
4136 Garfield Street	Hopkins & Carley
Carlsbad, California 92008	70 South First Street
Attention: Charles R. Smith	San Jose, California 95113
Facsimile.: (408) 998-4790

and

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Facsimile: (212) 355-3333
Attention: Ilan S. Nissan, Esq. and Jared B. Spitalnick, Esq.

Company (before Closing):	With a copy to (before Closing) (which does not constitute notice):

Payment Processing, Inc.	Lloyd A. Schmidt, Esq.
8200 Central Avenue	Hopkins & Carley
Newark, CA 94560	70 South First Street
Attention: Charles Smith, CEO	San Jose, California 95113
Facsimile.: (408) 998-4790

and

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Facsimile: (212) 355-3333
Attention: Ilan S. Nissan, Esq. and Jared B. Spitalnick, Esq.

12.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Management Shareholders, Management Optionholders, the Company, the Purchaser or the Merger Sub without the prior written consent of the other parties hereto.

12.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article IV of the Agreement whether or not such representations and warranties refer to such Schedule. In the event a subject matter is addressed in more than one representation and warranty in Article IV, the Purchaser and the Merger Sub shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).

12.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure
Schedules (except as contemplated by Sections 6.01(c), 6.06 and 8.07) or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company, and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.10 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.11 Prevailing Party. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by a party to enforce its rights under this Agreement, other than pursuant to Section 1.11, against another party, the party that is the prevailing party in such Proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding.

12.12 Purchaser Deliveries. The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s Representative shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.

12.13 Delivery by Facsimile or Electronic Mail. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by means of electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

12.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, the laws of the States of California and Delaware shall apply with respect to all corporate actions and procedures related to approval of the Merger, consummation of the Merger, and dissenter’s rights in such States, as applicable.

12.16 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware, or any other court of the State of Delaware, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.03 shall be deemed effective service of process on such party.

12.17 No Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein.

12.18 Specific Performance.

(a) Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that, prior to Closing, such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

(b) To the extent any party hereto brings any action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

12.19 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated by reference as if fully set forth herein.

12.20 Waiver of Conflicts; Privilege.

(a) Acknowledgment of Prior Representation. Each of the parties hereto acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) and Hopkins & Carley (“Hopkins”) have each acted as counsel to the Company, the Representative and each of the Common Security Holders in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby, and in that connection not as counsel for any other person, including Purchaser, Merger Sub or the Surviving Corporation.

(b) Consent to Future Representation. Purchaser and Merger Sub hereby consent and agree to, and agree to cause the Surviving Corporation and its Subsidiaries to consent and agree to, Goodwin and Hopkins representing the Representative and/or any of the Common Security Holders (collectively, the “Seller Parties”) after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Purchaser and its Subsidiaries (including the Surviving Corporation), and even though Goodwin and/or Hopkins may have represented the Company in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company. Purchaser and Merger Sub further consent and agree to, and agree to cause the Surviving Corporation and its Subsidiaries to consent and agree to, the communication by Goodwin and/or Hopkins to the Seller Parties in connection with any such representation of any fact known to Goodwin and/or Hopkins arising by reason of Goodwin’s and/or Hopkins’ prior representation of the Company or any of its affiliates.

(c) Waiver of Conflicts. In connection with the foregoing, each of Purchaser and Merger Sub hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Corporation and its Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s and/or Hopkins’ prior representation of the Company or any of its affiliates and (ii) Goodwin’s and/or Hopkins’ representation of the Representative and the Common Security Holders prior to and after the Closing.

(d) Definition and Ownership of Privileged Communications. Each of Purchaser and Merger Sub further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation and its Subsidiaries, that all communications in any form or format whatsoever between or among Goodwin and/or Hopkins, on the one hand, and the Company, the Representative and/or any Common Security Holder, or any of their respective directors, officers employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to the Representative and the Common Security Holders, shall be controlled by the Representative on behalf of the Common Security Holders and shall not pass to or be claimed by Purchaser, Merger Sub, the Surviving Corporation or any of their Subsidiaries.

(e) Exclusions for Third Party Claims and Legally Required Disclosure. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, Merger Sub or the Surviving Corporation or any of their respective Subsidiaries, on the one hand, and a third party other than the Representative or a Common Security Holder, on the other hand, Purchaser, Merger Sub or the Surviving Corporation may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of Purchaser, Merger Sub or the Surviving Corporation or any of their respective Subsidiaries may waive such privilege without the prior written consent of the Representative. In the event that Purchaser, Merger Sub or the Surviving Corporation or any of their respective Subsidiaries is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Purchaser shall promptly (and, in any event, within five (5) Business Days), to the extent not legally prohibited, notify the Representative in writing (including by making specific reference to this Section) so that the Representative can seek a protective order and Purchaser agrees to use all commercially reasonable efforts to assist therewith.

(f) No Duty to Disclose Privileged Communications. To the extent that files or other materials maintained by Goodwin and/or Hopkins constitute property of its clients, only the Representative and the Common Security Holders shall hold such property rights and Goodwin and/or Hopkins shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications by reason of any attorney-client relationship between Goodwin and/or Hopkins, on the one hand, and Purchaser, Merger Sub or the Surviving Corporation or any of their Subsidiaries, on the other hand.

(g) Prohibition on Access to or Use of Privileged Communications. Each of Purchaser and Merger Sub agrees that it will not, and that it will cause Purchaser, Merger Sub, the Surviving Corporation and their Subsidiaries and their respective employees, directors, officers, agents and representatives not to, (i) access or use the Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Representative or any Common Security Holder waive the attorney-client or other privilege, or by otherwise asserting that Purchaser, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Privileged Communications from Goodwin and/or Hopkins.

12.21 Acknowledgment of Purchaser and Merger Sub. Each of the Purchaser and Merger Sub acknowledges that it has relied on the representations and warranties of the Company (and, solely for purposes of Section 4.06(a), the Management Shareholders, and solely for purposes of Section 4.06(b), the Management Optionholders) expressly and specifically set forth in this Agreement, including the Schedules (and updated Schedules) in making its determination to proceed with the transactions contemplated by this Agreement. Such representations and warranties by the Company (and, solely for purposes of Section 4.06(a), the Management Shareholders, and solely for purposes of Section 4.06(b), the Management Optionholders) constitute the sole and exclusive representations and warranties of the Company (and, solely for purposes of Section 4.06(a), the Management Shareholders, and solely for purposes of Section 4.06(b), the Management Optionholders) to the Purchaser in connection with the transactions contemplated hereby, and each of the Purchaser and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature, expressed or implied, are specifically disclaimed by the Company, the Management Shareholders and the Management Optionholders and are not being relied on by the Purchaser or

Merger Sub. In connection with the Purchaser’s investigation of the Company, the Purchaser has received certain future projections, including future projected statements of operating revenues and income from operations of the Company and certain future business plan information. Each of the Purchaser and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such future estimates, projections and other forecasts and plans, that each of the Purchaser and Merger Sub is familiar with such uncertainties and that each of the Purchaser and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all future estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such future estimates, projections and forecasts. Accordingly, each of the Purchaser and Merger Sub hereby acknowledges that none of the Company, the Management Shareholders or the Management Optionholders (or any of their respective Affiliates, stockholders, partners, members, manager, trustees, employees, directors, officers, agents or representatives) are making any representation or warranty with respect to such future estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such future estimates, projections and forecasts, and each of the Purchaser and Merger Sub hereby disclaims any reliance on such future estimates, projections and other forecasts and plans.

12.22 No Third Party Beneficiaries. Except with respect to the Common Security Holders or as otherwise set forth in Section 7.03, Section 7.08 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their heirs, legatees, representatives, successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	PAYMENT PROCESSING, INC

By: /s/ CHARLES R. SMITH
Name: Charles R. Smith
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Purchaser:	GLOBAL PAYMENTS, INC.

By: /s/ JEFFREY S. SLOAN
Name: Jeffrey S. Sloan
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Merger Sub:	PUMA ACQUISITION CORP.

By: /s/ JEFFREY S. SLOAN
Name: Jeffrey S. Sloan
Title: President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Representative:	PPI REPRESENTATIVE, LLC, solely in its capacity as the

By: /s/ CHARLES R. SMITH
Name: Charles R. Smith
Title: Member

Management Shareholders:
Charles Richard Smith and Maryanne Elizabeth
Smith, or their successors, as Trustees of the 2003
Charles and Maryanne Smith Family Trust dated September 25, 2003, solely for purposes of Sections 4.06(a), 8.02(d) and10.01

By: /s/ CHARLES R. SMITH
Name: Charles R. Smith
Title: Trustee

By: /s/ MARYANNE ELIZABETH SMITH
Name: Maryanne Elizabeth Smith
Title: Trustee

Tranquilo Management, LLC , solely in its capacity as Trustee of Buenas Olas Trust, solely for purposes of Sections 4.06(a), 8.02(d) and 10.01

By: /s/ JEFFREY DORMAN
Name: Jeffrey Dorman
Title: Member Manager

By: /s/ MARYANNE ELIZABETH SMITH
Name: Maryanne Elizabeth Smith
Title: Member Manager

Charles R. Smith:	CHARLES R. SMITH, solely for purposes of Section 10.03

/s/ CHARLES R. SMITH
Charles R. Smith

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Management Optionholder:	JOSEPH MONTEIL, solely for purposes ofSections 4.06(b), 8.02(d), 10.01, and 10.03

/s/ JOSEPH MONTEIL
Joseph Monteil

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Management Optionholder:	PHILIP WIMBERLY, solely for purposes ofSections 4.06(b), 8.02(d), 10.01, and 10.03

/s/ PHILIP WIMBERLY
Philip Wimberly

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Management Optionholder:	JOHN MYERS, solely for purposes of Sections 4.06(b), 8.02(d), 10.01, and 10.03

/s/ JOHN MEYERS
John Meyers

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Management Optionholder:	CHARLES RIEGEL, solely for purposes of Sections 4.06(b), 8.02(d), 10.01, and 10.03

/s/ CHARLES RIEGEL
Charles Riegel